Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

YAK COMMUNICATIONS INC.

at

$5.25 Net Per Share

by

YAKQUISITION CORP.

a wholly-owned subsidiary

of

GLOBALIVE COMMUNICATIONS CORP.

THE OFFER AND THE WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, OCTOBER 30, 2006, UNLESS THE OFFER IS EXTENDED PURSUANT TO THE MERGER AGREEMENT.

The offer described in this Offer to Purchase (the “Offer”) is conditioned upon, among other things, the condition that, prior to the then scheduled expiration date of the Offer (as it may be extended from time to time), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of shares of common stock, no par value per share (the “Shares”), of Yak Communications Inc., a Florida corporation (the “Company”), that, together with any Shares then owned by Globalive Communications Corp., a Nova Scotia unlimited liability company (the “Parent”), and Yakquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Parent (the “Offeror”), represents at least 80% of the fully-diluted Shares. The Offer also is subject to certain other conditions described in this Offer to Purchase. See Introduction, Section 1 entitled “Terms of the Offer” and Section 15 entitled “Conditions to the Offeror’s Obligations” of this Offer to Purchase for more details of terms and conditions of the Offer.

This Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 20, 2006 (as it may be amended, from time to time, the “Merger Agreement”), by and among the Parent, the Offeror and the Company. Under the terms of the Merger Agreement, following the consummation of the Offer and the payment for all Shares tendered pursuant thereto, and subject to certain conditions described in this Offer to Purchase, the Offeror will merge with and into the Company (the “Merger”) and all then outstanding Shares will be cancelled and converted into the right to receive $5.25 per Share (or any higher price per Share that is paid in the Offer), net to the seller in cash without interest thereon, less any required withholding taxes.

The Board of Directors of the Company (acting on the recommendation of the Independent Committee of the Board of Directors) unanimously determined that the Merger Agreement is advisable, and the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger taken together) are at a price and on terms that are in the best interests of the Company and the Company shareholders, and unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

The Board of Directors of the Company unanimously recommends that Company shareholders tender their Shares in the Offer.

IMPORTANT

Any shareholder of the Company who holds Shares in such shareholder’s own name and desires to tender Shares in the Offer should complete and sign the Letter of Transmittal accompanying this Offer to Purchase in accordance with the instructions therein, and deliver the Letter of Transmittal (together with the stock certificates representing the Shares to be tendered and all other required documents) to Mellon Investor Services LLC, the depositary for the Offer (the “Depositary”), or in lieu thereof, follow the procedures for book-entry transfer set forth in Section 3 entitled “Procedure for Tendering Shares” of this Offer to Purchase.

Any shareholder of the Company who holds Shares in the name of a broker, dealer, commercial bank, trust company or other nominee and desires to tender Shares in the Offer should request such broker, dealer, commercial bank, trust company or other nominee to tender Shares in the Offer on such shareholder’s behalf. Shareholders of the Company who hold Shares in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee in order to tender Shares in the Offer.

Any shareholder of the Company who desires to tender Shares in the Offer, but whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the expiration of the Offer, must tender such Shares pursuant to the guaranteed delivery procedures set forth in Section 3 entitled “Procedure for Tendering Shares” of this Offer to Purchase.

Questions and requests for assistance in connection with the Offer should be directed to Mellon Investor Services LLC, the information agent for the Offer (the “Information Agent”), at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and any other materials related to the Offer may be obtained at the Offeror’s expense from the Information Agent or from brokers, dealers, commercial banks, trust companies or other nominees that hold Shares.

A summary term sheet describing the principal terms of the Offer appears on pages 1 through 7 of this Offer to Purchase, but shareholders of the Company should read this entire Offer to Purchase carefully before deciding whether to tender Shares in the Offer.

The Depositary and Information Agent for the Offer is:

Mellon Investor Services LLC

October 3, 2006

iii

SUMMARY TERM SHEET

This summary term sheet highlights important and material information contained in this Offer to Purchase but is intended to be an overview only. To fully understand the tender offer described in this Offer to Purchase, and for a more complete description of the terms of this tender offer, you should read carefully this entire Offer to Purchase, the documents incorporated by reference or otherwise referred to in this Offer to Purchase and the Letter of Transmittal provided with this Offer to Purchase. Section references are included to direct you to a more complete description of the topics discussed in this summary term sheet.

The Offer; Parties to the Offer

Yakquisition Corp. (the “Offeror”) is offering (the “Offer”) to purchase all of the outstanding shares (the “Shares”) of common stock, no par value per share, of Yak Communications Inc. (the “Company”) for $5.25 per Share (or any higher price per Share that is paid in the Offer), net to the seller in cash without interest thereon, less any required withholding taxes.

The Merger Agreement

Globalive Communications Corp. (the “Parent’) is a Nova Scotia unlimited liability company. The Company is a Florida corporation. The Offeror is a Delaware corporation and wholly-owned subsidiary of the Parent. The Parent formed the Offeror for the purpose of acquiring the Company.

See Section 9 entitled “Certain Information Concerning the Offeror and the Parent” of this Offer to Purchase.

The Offeror is making the Offer pursuant to the terms and conditions of an Agreement and Plan of Merger, dated as of September 20, 2006 (as it may be amended from time to time, the “Merger Agreement”), by and among the Parent, the Offeror and the Company.

See Section 13 entitled “The Transaction Documents–Merger Agreement” of this Offer to Purchase.

Conditions to the Offer

The Offeror (i) will not be required to accept for payment or, subject to any applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) (including Rule 14e-1(c) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), relating to the obligation of the Offeror to pay for or return any Shares that are tendered in the Offer promptly after termination or withdrawal of the Offer), to pay for any Shares that are tendered in the Offer, and (ii) may delay the acceptance for payment of or the payment for any Shares that are tendered in the Offer, in the event that at or prior to the expiration of the Offer (as it may be extended from time to time):

•	there has not been validly tendered in accordance with the terms of the Offer and not withdrawn a number of Shares that, together with any Shares then owned by the Parent, the Offeror and the Parent’s other subsidiaries represents at least 80% of the Shares on a fully-diluted basis (the “Minimum Condition”);

•	the approval of the United States Federal Communications Commission for transfer of control of the Company’s subsidiary Yak Communications (America) Inc. and its Section 214 license has not been obtained if required; or

•	any of the following events has occurred:

•	there shall be threatened or pending any suit, action or proceeding (other than by the Parent, the Offeror or a 10% or greater stockholder of the Parent (that is not also a shareholder of the Company), or any officer or director of the Parent or the Offeror) which, in the reasonable judgment of the Parent, has a reasonable likelihood of success or would require the expenditure of funds that are material in relation to the Company to defend (i) challenging the acquisition by the Parent or the Offeror of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger (as defined below) or the performance of any of the other transactions contemplated by the Merger Agreement or the Support and Exchange Agreements (as defined in Section 13 of this Offer to Purchase), or seeking to obtain from the Company, the Parent or the Offeror any damages that are material in relation to the Company, (ii) seeking to prohibit or limit the ownership or operation by the Company, the Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company or the Parent, or to compel the Company, the Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or the Parent, as a result of the Offer or the Merger, (iii) seeking to impose material limitations on the ability of the Parent or the Offeror to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Shares acquired by it on all matters properly presented to the shareholders of the Company, or (iv) seeking to prohibit the Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or the Company subsidiaries;

•	any federal, state, province, local, foreign or other law, order, regulation, ruling or requirement shall have been enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any required consent or approval withheld with respect to, (i) the Parent, the Company, or any of their respective subsidiaries, or (ii) the Offer or the Merger, by any governmental entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in the preceding item;

•

any of the following shall have occurred: (i) the Company Board of Directors or the Independent Committee of the Board of Directors shall have for any reason withdrawn or changed its recommendation regarding the Offer and the Merger; (ii) the Company shall have failed to include in its

Schedule 14D-9 the recommendation of its Board of Directors or the Independent Committee in favor of the adoption of the Merger Agreement; (iii) the Company Board of Directors or the Independent Committee failed to reaffirm (publicly, if so requested) its recommendation in favor of the adoption of the Merger Agreement, within 10 business days after the Parent requested in writing that such recommendation be reaffirmed; (iv) the Company Board of Directors or the Independent Committee shall have approved or recommended that the shareholders of the Company approve, certain alternative acquisition transactions (whether or not a superior offer to the Offer and the Merger); (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting certain alternative acquisition transactions (whether or not a superior offer to the Offer and the Merger); or (vi) a tender or exchange offer relating to the Company’s securities shall have been published, sent or given to the shareholders of the Company by a person unaffiliated with the Parent and the Company shall not have made or sent to the shareholders of the Company pursuant to Rule 14e-2 under the Exchange Act, within 10 business days, a statement disclosing that the Company Board of Directors or Independent Committee recommends that the shareholders of the Company reject such tender offer or exchange offer;

•	any of the representations and warranties of the Company set forth in the Merger Agreement (as each such representation or warranty would read if all qualifications as to materiality or knowledge were deleted there from) shall not be true and correct when made or at any time prior to the consummation of the Offer as if made at and as of such time, except where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have, a “Company Material Adverse Effect” (as defined below); provided that those representations and warranties with respect to capital structure, authority, execution and delivery, enforceability, information supplied and board approval shall be true and correct in all material respects;

•	the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement, which failure to perform or comply cannot be or has not been cured within 10 days after the giving of written notice to the Company of such breach;

•	the Company shall have failed to obtain the consent of Bell Canada to the transactions contemplated by the Agreement under the Master Wholesale Agreement between Bell Canada and Yak Communications (Canada) Inc., dated November 11, 2003; or

•	the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of the Parent and the Offeror and, subject to the terms and conditions of the Merger Agreement, may be asserted by the Parent or the Offeror regardless of the circumstances giving rise to such condition or may be waived by the Parent or the Offeror in whole or in part at any time and from time to time prior to the expiration date of the Offer in the sole discretion of the Parent or the Offeror, provided that the Minimum Condition can be waived only with the prior written consent of the Company.

The failure of the Parent or the Offeror to exercise any of the foregoing rights will not be deemed to be a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed to be an ongoing right that may be asserted at any time and from time to time.

See Section 15 entitled “Conditions to the Offeror’s Obligations” of this Offer to Purchase.

Company Material Adverse Effect

For purposes of the preceding conditions, a “Company Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect, individually or when taken together with all other changes, events, violations, inaccuracies, circumstances or effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that is or would be (i) materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company taken as a whole with its subsidiaries or (ii) materially impedes the ability of the Company to consummate the transactions contemplated by the Merger Agreement in accordance with its terms and applicable law.

Expiration of the Offer	The Offer expires at 12:00 midnight, New York City time, on Monday, October 30, 2006, unless the Offeror extends the Offer.

See Section 1 entitled “Terms of the Offer” of this Offer to Purchase.

Extensions of the Offer	The Offeror may extend the Offer:

•	for any period specified by the Offeror if any of the conditions to the Offer have not been satisfied or waived as of any then scheduled expiration date of the Offer in order to permit the satisfaction of the conditions to the Offer, provided that such extension shall be in increments of not more than 10 business days if all of the conditions other than the Minimum Condition have been satisfied or waived; or

•	for any period as may be required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC that is applicable to the Offer.

The Company may request that the Offeror extend the Offer:

•	for such period specified by the Offeror if the Minimum Condition has not been satisfied or waived until the earliest to occur of (i) the satisfaction or waiver of such condition, (ii) the Parent reasonably determines, after the date that is 60 days from the date of this Offer to Purchase, that such condition is not capable of being satisfied or waived on or prior to December 29, 2006, (iii) the termination of the Merger Agreement in accordance with its terms, and (iv) December 29, 2006;

•	for such period specified by the Offeror if the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement (but not greater than 10 days), until the earliest to occur of (i) the cure of such failure, (ii) the expiration of 10 days, (iii) the termination of the Merger Agreement in accordance with its terms, and (iv) December 29, 2006; or

•	for a period of three business days (or less) if the Company delivered a notice of receipt of a superior offer to the Parent within three business days (or more) of the initial expiration of the Offer.

In addition, notwithstanding the foregoing, the parties’ obligations to extend the Offer will not impair the parties’ rights to terminate the Merger Agreement pursuant to the terms thereof.

Subsequent Offering Period

The Offeror may provide for a “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act of between three and 20 business days immediately following the expiration of the Offer.

Ability to Withdraw Tendered Shares

Shares that are tendered in the Offer may be withdrawn at any time prior to 12:00 midnight, New York City time, on Monday, October 30, 2006, and, unless accepted for payment pursuant to the Offer, may also be withdrawn at any time after Tuesday, October 31, 2006.

However, if the Offeror provides for a “subsequent offering period,” Shares that are tendered in the Offer may not be withdrawn during the subsequent offering period. In addition, any Shares that are tendered during the subsequent offering period may not be withdrawn.

See Section 4 entitled “Withdrawal Rights” of this Offer to Purchase.

Certain Effects of the Offer; Deregistration	The Offeror intends to and will cause the Company to apply for termination of registration of the Shares under the Exchange Act and delisting from the Nasdaq Global Market as soon after the completion of the Offer as the requirements for such delisting and termination are met.

See Section 7 entitled “Effect of Offer on Listing, Market for Shares and SEC Registration” of this Offer to Purchase.

The Merger

If the Offer is consummated, the Offeror accepts and pays for all Shares that are tendered in the Offer and certain other conditions are satisfied, the Offeror will merge with and into the Company and all then outstanding Shares will be cancelled and converted into the right to receive $5.25 per Share (or any higher price per Share that is paid in the Offer), net to the seller in cash without interest thereon, less any required withholding taxes.

The Merger will be effected using the “short form” merger procedures available under Florida law. Neither shareholder approval nor additional approval of the Company Board of Directors or Independent Committee will be required to consummate the Merger using the “short form” merger procedures of Florida law. Accordingly, the Company will consummate the Merger shortly following the consummation of the Offer, but no earlier than 30 days following the date of this Offer.

In order to facilitate the Merger, the Company has granted the Offeror an irrevocable option to acquire Shares directly from the Company, exercisable if more than 50% of the Shares have been tendered and not withdrawn, and then only to the extent necessary to cause the Offeror to own one Share more than 80% of the Shares then outstanding, at a price that is equal to the price paid for Shares pursuant to the Offer. The purpose of this option is to enable the Parent, the Offeror and the Company to consummate the Merger using the “short form” merger procedures available under Florida law.

See Section 12 entitled “Purpose of the Offer; The Merger; Plans for the Company” of this Offer to Purchase.

Appraisal Rights	No appraisal rights will be available in connection with the Offer or the Merger.

See Section 17 entitled “Appraisal Rights” of this Offer to Purchase.

Position of the Company Board of Directors	The Board of Directors of the Company (acting upon the recommendation of the Independent Committee) unanimously:

•	approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger;

•	determined that the Merger is fair to, and in the best interests of, the Company and its shareholders and declared the Merger to be advisable; and

•	unanimously recommended that the shareholders of the Company accept the Offer, tender their Shares to the Offeror pursuant to the Offer and approve and adopt the Merger Agreement.

Accordingly, the Board of Directors of the Company unanimously recommends that Company shareholders tender their Shares in the Offer.

See the “Introduction” to this Offer to Purchase.

See Section 1 entitled “Terms of the Offer” and Section 13 entitled “The Transaction Documents” of this Offer to Purchase for a more complete description of the Offer and the Merger.

QUESTIONS AND ANSWERS

Yakquisition Corp., a Delaware corporation and wholly-owned subsidiary of Globalive Communications Corp., a Nova Scotia unlimited liability company, is offering to purchase all of the outstanding shares of common stock, no par value per share, of Yak Communications Inc., a Florida corporation for $5.25 per Share (or any higher price per Share that is paid in the tender offer), net to the seller in cash without interest thereon, less any required withholding taxes, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 20, 2006 (as it may be amended from time to time, the “Merger Agreement”), by and among Globalive Communications Corp., Yakquisition Corp. and Yak Communications Inc. The following are some of the questions you may have as a shareholder of Yak Communications Inc. in connection with the proposed Offer (as defined below) and the answers to those questions. You are urged to read carefully the remainder of this Offer to Purchase and the enclosed Letter of Transmittal because the information provided below is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my shares?

Yakquisition Corp. is offering to buy your shares. Yakquisition Corp. is a Delaware corporation and wholly-owned subsidiary of Globalive Communications Corp., which is a Nova Scotia unlimited liability company. Globalive Communications Corp. formed Yakquisition Corp. for the sole purpose of acquiring Yak Communications Inc., and, accordingly, Yakquisition Corp. has not carried on any activities other than in connection with the acquisition of Yak Communications Inc.

Unless the context indicates otherwise, in this Offer to Purchase we use the terms the “Offeror,” “us,” “we” and “our” to refer to Yakquisition Corp. and, where appropriate, Globalive Communications Corp. We use the term the “Parent” to refer to Globalive Communications Corp. alone and the term the “Company” to refer to Yak Communications Inc.

See the “Introduction” and Section 9 entitled “Certain Information Concerning the Offeror and the Parent” of this Offer to Purchase.

How many shares are you offering to buy?

The Offeror is offering to purchase all of the outstanding shares of common stock, no par value per share, of the Company on the terms and subject to the conditions set forth in this Offer to Purchase. Unless the context otherwise requires, in this Offer to Purchase we use the term “Offer” to refer to this offer and the term “Shares” to refer to all outstanding shares of Company common stock that are the subject of the Offer.

See the “Introduction” and Section 1 entitled “Terms of the Offer” of this Offer to Purchase.

How much are you offering to pay for my Shares?

The Offeror is offering to pay you $5.25 per Share (or any higher price per Share that is paid in the Offer), net to you in cash without interest thereon, less any required withholding taxes.

Will I have to pay any fees or commissions if I tender my Shares?

If you hold your Shares directly as the registered owner and you tender your Shares in the Offer, you will not have to pay brokerage fees or similar expenses.

If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and the holder of your Shares tenders them on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to pay for the shares?

Yes. We estimate that we will need approximately $69 million, net of existing cash and debt, to purchase all of the Shares pursuant to the Offer and to pay all related fees and expenses. Such funds will be made available to the Parent from senior loans and subordinated loans described below as well as from internal cash resources of the Parent.

The Parent has obtained (i) a senior debt financing commitment from The Toronto-Dominion Bank and Canadian Imperial Bank of Commerce to provide the Parent with up to Canadian $65 million (or the U.S. Dollar equivalent thereof) in senior secured debt financing in connection with the Offer and (ii) a subordinated debt financing commitment from Canadian Imperial Bank of Commerce and Roynat Capital to provide the Parent with up to Canadian $10 million (or the U.S. Dollar equivalent thereof) in subordinated secured debt financing in connection with the Offer. The funds will be used to finance the transaction contemplated under the Merger Agreement and, to the extent not utilized for that purpose following the completion of such transaction, for working capital requirements and other general corporate purposes. Availability of the senior loans and the subordinated loans will be subject to certain customary conditions, and the Parent must comply with certain customary financial and other covenants and reporting obligations under the credit documentation which will govern and evidence the senior loans and the subordinated loans, respectively.

The Offeror will have sufficient cash on hand at the expiration of the Offer to pay the offer price for all Shares that are tendered in the Offer because the Parent will contribute or otherwise advance funds to the Offeror to enable the Offeror to pay for the Shares that are tendered in the Offer. The Offer is not conditioned upon any financing arrangements.

See Section 10 entitled “Source and Amount of Funds” of this Offer to Purchase.

Is your financial condition relevant to my decision to tender my Shares?

No. We do not believe our financial condition is relevant to your decision to tender your Shares in the Offer because:

•	the Offer is being made for all Shares solely for cash;

•	the Offer is not subject to any financing condition;

•	if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the subsequent Merger; and

•	the Parent currently has sufficient funding, through cash on hand and its committed senior loans and subordinated loans, to purchase all of the outstanding Shares.

Does the Company Board of Directors recommend that I tender my Shares?

The Board of Directors of the Company (acting upon the recommendation of the Independent Committee) unanimously:

•	approved the Merger Agreement and the transactions contemplated hereby, including the Offer and the Merger;

•	determined that the Merger is fair to, and in the best interests of, the Company and its shareholders and declared the Merger to be advisable; and

•	unanimously recommended that the shareholders of the Company accept the Offer, tender their Shares to the Offeror pursuant to the Offer and approve and adopt the Merger Agreement.

Accordingly, the Board of Directors of the Company unanimously recommends that you tender your Shares in the Offer.

See the “Introduction” to this Offer to Purchase.

Is there a deadline for tendering my Shares?

You will have until 12:00 midnight, New York City time, on Monday, October 30, 2006, to tender your shares in the Offer, unless we extend the Offer.

If you cannot deliver everything that is required to validly tender your Shares by that time, you may be able to use a guaranteed delivery procedure to tender your Shares. The procedures for tendering your Shares by guaranteed delivery are described later in this Offer to Purchase.

See Section 1 entitled “Terms of the Offer” and Section 3 entitled “Procedure for Tendering Shares” of this Offer to Purchase.

Under what circumstances would you extend the Offer?

The Offeror may extend the Offer:

•	for any period specified by the Offeror if any of the conditions to the Offer have not been satisfied or waived as of any then scheduled expiration date of the Offer in order to permit the satisfaction of the conditions to the Offer, provided that such extension shall be in increments of not more than 10 business days if all of the conditions other than the Minimum Condition have been satisfied or waived; or

•	for any period as may be required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (“SEC”) or the staff of the SEC that is applicable to the Offer.

In addition, the Company may request that the Offeror extend the Offer:

•	for such period specified by the Offeror if the Minimum Condition has not been satisfied or waived until the earliest to occur of (i) the satisfaction or waiver or such condition, (ii) the Parent reasonably determines, after the date that is 60 days from the date of this Offer to Purchase, that such condition is not capable of being satisfied or waived on or prior to December 29, 2006, (iii) the termination of the Merger Agreement in accordance with its terms, and (iv) December 29, 2006;

•	for such period specified by the Offeror if the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement (but not greater than 10 days), until the earliest to occur of (i) the cure of such failure, (ii) the expiration of 10 days, (iii) the termination of the Merger Agreement in accordance with its terms, and (iv) December 29, 2006; or

•	for a period of three business days (or less) if the Company delivered a notice of receipt of a superior offer to the Parent within three business days (or more) of the initial expiration of the Offer.

In addition, notwithstanding the foregoing, the Offeror’s obligations to extend the Offer will not impair the parties’ rights to terminate the Merger Agreement and abandon the Offer pursuant to the terms of the Merger Agreement.

The Offeror also may provide for a “subsequent offering period” of between three and 20 business days following the consummation of the Offer.

See Section 1 entitled “Terms of the Offer” of this Offer to Purchase for more details on our ability to extend the Offer.

How will I be notified if you extend the Offer?

If we extend the Offer, we will inform Mellon Investor Services LLC, the depositary for the Offer, of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.

See Section 1 entitled “Terms of the Offer” of this Offer to Purchase.

What are the most significant conditions to the Offer?

The Offeror (i) will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), relating to the obligation of the Offeror to pay for or return any Shares that are tendered in the Offer promptly after termination or withdrawal of the Offer), to pay for any Shares that are tendered in the Offer, and (ii) may delay the acceptance for payment of or the payment for any Shares that are tendered in the Offer, in the event that at or prior to the expiration of the Offer (as it may be extended from time to time):

•	there has not been validly tendered in accordance with the terms of the Offer and not withdrawn that number of Shares that, together with any Shares then owned by the Parent, the Offeror and the Parent’s other subsidiaries, represents at least 80% of the Shares (the “Minimum Condition”);

•	the approval of the United States Federal Communications Commission for transfer of control of the Company’s subsidiary Yak Communications (America) Inc. and its Section 214 license has not been obtained if required; or

•	any of the following events has occurred:

•	there shall be threatened or pending any suit, action or proceeding (other than by the Parent, the Offeror or a 10% or greater stockholder of the Parent (that is not also a shareholder of the Company), or any officer or director of the Parent or the Offeror) which, in the reasonable judgment of the Parent, has a reasonable likelihood of success or would require the expenditure of funds that are material in relation to the Company to defend (i) challenging the acquisition by the Parent or the Offeror of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Support and Exchange Agreements (as defined in Section 13 of this Offer to Purchase), or seeking to obtain from the Company, the Parent or the Offeror any damages that are material in relation to the Company, (ii) seeking to prohibit or limit the ownership or operation by the Company, the Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company or the Parent, or to compel the Company, the Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or the Parent, as a result of the Offer or the Merger, (iii) seeking to impose material limitations on the ability of the Parent or the Offeror to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Shares acquired by it on all matters properly presented to the shareholders of the Company, or (iv) seeking to prohibit the Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or the Company subsidiaries;

•	any federal, state, province, local, foreign or other law, order, regulation, ruling or requirement shall have been enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any required consent or approval withheld with respect to, (i) the Parent, the Company, or any of their respective subsidiaries, or (ii) the Offer or the Merger, by any governmental entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in the preceding item;

•

any of the following shall have occurred: (i) the Company Board of Directors or the Independent Committee of the Board of Directors shall have for any reason withdrawn or changed its recommendation regarding the Offer and the Merger; (ii) the Company shall have failed to include in its Schedule 14D-9 the recommendation of its Board of Directors or the Independent Committee in favor of the adoption of the Merger Agreement; (iii) the Company Board of Directors or the Independent Committee failed to reaffirm (publicly, if so requested) its recommendation in favor of the adoption of the Merger Agreement, within 10 business days after the Parent requested in writing that such recommendation be reaffirmed; (iv) the Company Board of Directors or the Independent Committee shall have approved or recommended that the shareholders of the Company approve, certain alternative acquisition transactions (whether or not a superior offer to the Offer and the Merger); (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting certain alternative acquisition transactions (whether or not a superior offer to the Offer and the Merger); or (vi) a tender or exchange offer relating to the Company’s securities shall have been published, sent or given to the shareholders of the Company by a person unaffiliated with the Parent and the Company shall not have made or sent to the shareholders of the Company pursuant to Rule 14e-2 under the Exchange Act, within 10 business days, a statement disclosing that the Company Board of Directors or Independent Committee recommends that the shareholders of the Company reject such tender offer or exchange offer;

•	any of the representations and warranties of the Company set forth in the Merger Agreement (as each such representation or warranty would read if all qualifications as to materiality or knowledge were deleted therefrom) shall not be true and correct when made or at any time prior to the consummation of the Offer as if made at and as of such time, except where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have, a “Company Material Adverse Effect” (as defined below); provided that those representations and warranties with respect to capital structure, authority, execution and delivery, enforceability, information supplied and board approval shall be true and correct in all material respects;

•	the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement, which failure to perform or comply cannot be or has not been cured within 10 days after the giving of written notice to the Company of such breach;

•	the Company shall have failed to obtain the consent of Bell Canada to the transactions contemplated by the Agreement under the Master Wholesale Agreement between Bell Canada and Yak Communications (Canada) Inc., dated November 11, 2003; or

•	the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of the Parent and the Offeror and, subject to the terms and conditions of the Merger Agreement, may be asserted by the Parent or the Offeror regardless of the circumstances giving rise to such condition or may be waived by the Parent or the Offeror in whole or in part at any time and from time to time prior to the expiration date of the Offer in the sole discretion of the Parent or the Offeror, provided that the Minimum Condition can be waived only with the prior written consent of the Company.

The failure by the Parent or the Offeror at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed to be an ongoing right that may be asserted at any time and from time to time.

For purposes of the preceding conditions, a “Company Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect, individually or when taken together with all other changes, events, violations, inaccuracies, circumstances or effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that is or would be (i) materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company taken as a whole with its subsidiaries or (ii) materially impedes the ability of the Company to consummate the transactions contemplated by the Merger Agreement in accordance with its terms and applicable law.

See Section 15 entitled “Conditions to the Offeror’s Obligations” of this Offer to Purchase.

How do I tender my Shares?

If you hold your Shares directly as the registered owner, you can tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to Mellon Investor Services LLC, the depositary for the Offer, not later than the date and time the Offer expires. The Letter of Transmittal is enclosed with this Offer to Purchase.

If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, the broker, dealer, commercial bank, trust company or other nominee that holds your Shares can tender your Shares on your behalf, and may be able to tender your Shares through The Depository Trust Company. You should contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares for more details.

If you are unable to deliver any documents or instruments that are required to tender your Shares to the depositary for the Offer by the expiration of the Offer, you may gain some extra time by having a broker, a bank or another fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary for the Offer using the enclosed Notice of Guaranteed Delivery. To validly tender Shares in this manner, however, the depositary for the Offer must receive the missing items within the time period specified in the notice.

See Section 3 entitled “Procedure for Tendering Shares” of this Offer to Purchase.

May I withdraw previously tendered Shares?

You may withdraw any previously tendered Shares at any time prior to 12:00 midnight, New York City time, on Monday, October 30, 2006 or such later date as the Offer may be extended, and, unless accepted for payment pursuant to the Offer, you may also withdraw any previously tendered Shares at any time after Tuesday, October 31, 2006.

If we provide for a “subsequent offering period,” however, you will not be able to withdraw any Shares that you previously tendered in the Offer or any of the Shares that you tender during the subsequent offering period.

See Section 4 entitled “Withdrawal Rights” of this Offer to Purchase.

How do I withdraw previously tendered Shares?

To withdraw Shares that you previously tendered in the Offer, you must deliver a written notice of withdrawal, or a manually signed facsimile of one, with the required information to the depositary for the Offer, Mellon Investor Services LLC, while you still have the right to withdraw the Shares.

If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee that tendered your Shares to arrange for the withdrawal of your Shares.

See Section 4 entitled “Withdrawal Rights” of this Offer to Purchase.

If I decide not to tender my Shares, what will happen to my Shares?

If the Offer is consummated and certain other conditions are satisfied, the Offeror will merge with and into the Company and all Shares will be cancelled and converted into the right to receive $5.25 per Share (or any higher price per Share that is paid in the Offer), net to the seller in cash without interest thereon, less any required withholding taxes. We use the term “Merger” in this Offer to Purchase to refer to the merger that will follow the Offer.

If the Merger is consummated, Company shareholders who do not tender their Shares in the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer and the Merger are consummated, the only difference to you between tendering your Shares and not tendering your shares in the Offer is that you will be paid earlier if you tender your Shares in the Offer. Also, as described below, the Company may cease making filings with the SEC, delist from the Nasdaq Global Market or otherwise may not be required to comply with the rules relating to publicly held companies.

See the “Introduction” and Section 7 entitled “Effect of Offer on Listing, Market for Shares and SEC Registration” of this Offer to Purchase.

If the Offer is consummated, will the Company remain a public company?

No. Following the consummation of the Offer, we will complete the Merger if and when the conditions to the Merger are satisfied. If the Merger is consummated, the Company no longer will be publicly owned. Even if the Merger is not consummated, following the consummation of the Offer:

•	there may not be a public trading market for the Shares; and

•	the Company may cease making filings with the SEC, delist from the Nasdaq Global Market or otherwise cease being required to comply with the rules relating to publicly held companies because we intend to and will cause the Company to apply for termination of registration of the Shares under the Exchange Act and delist from Nasdaq Global Market as soon after the completion of the Offer as the requirements for such delisting and termination are met.

See Section 7 entitled “Effect of Offer on Listing, Market for Shares and SEC Registration” of this Offer to Purchase.

Will I have appraisal rights in connection with the Offer?

No appraisal rights will be available to you in connection with the Offer or the Merger.

See Section 17 entitled “Appraisal Rights” of this Offer to Purchase.

What is the market value of my Shares as of a recent date?

On September 20, 2006, the last full day of trading before the public announcement of the Merger Agreement, the last sale price of the Shares was $3.90 per Share. On October 2, 2006, the last full day of trading before the commencement of the Offer, the closing price of the Shares reported was $5.12 per Share. We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares.

See Section 6 entitled “Price Range of Shares; Dividends on the Shares” of this Offer to Purchase.

What are the material United States federal income tax consequences of tendering Shares?

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a shareholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder’s adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. If the Shares sold or exchanged constitute capital assets in the hands of the shareholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by a corporation will be subject to a maximum United States federal tax rate of 35%, while capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 15% if the Shares were held for more than one year, and if held for one year or less such capital gains will be subject to tax at ordinary income tax rates.

See Section 5 entitled “Material Federal Income Tax Consequences” of this Offer to Purchase.

We recommend that you consult your own tax advisors as to the particular tax consequences to you of the Offer and the Merger, including the effect of United States, federal, state and local tax laws or foreign tax laws.

Whom should I call if I have questions about the Offer?

You may call Mellon Investor Services LLC, the information agent for the Offer, at 1-888-684-1236 (toll-free from within the U.S., Canada or Puerto Rico) or 1-201-680-6579 (collect from outside the U.S.). See the back cover of this Offer to Purchase for further information on how to obtain answers to your questions.

To the Holders of Common Stock

of Yak Communications Inc.:

INTRODUCTION

Yakquisition Corp., a Delaware corporation (the “Offeror”) and wholly-owned subsidiary of Globalive Communications Corp., a Nova Scotia unlimited liability company (the “Parent”), hereby offers to purchase all of the outstanding shares of common stock, no par value per share (the “Shares”), of Yak Communications Inc., a Florida corporation (the “Company”), at a purchase price of $5.25 per Share (the “Offer Price”), net to the seller in cash without interest thereon, less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 20, 2006 (as it may be amended from time to time, the “Merger Agreement”), by and among the Parent, the Offeror and the Company. The Offeror is a corporation newly formed by the Parent in connection with the acquisition of the Company. The Merger Agreement provides, among other things, for the making of the Offer by the Offeror and further provides that, upon the terms and subject to certain conditions of the Merger Agreement, the Offeror will be merged with and into the Company (the “Merger”), and the Company will continue as the surviving corporation (the “Surviving Corporation”) and be a wholly-owned subsidiary of the Parent. See Section 12 entitled “Purpose of the Offer; The Merger; Plans for the Company” of this Offer to Purchase. The Merger is subject to a number of conditions. In the Merger, each outstanding Share (other than Shares held in the treasury of the Company or owned by the Parent or the Offeror, which shall automatically be cancelled and retired) shall automatically be cancelled and extinguished and will be converted into and become a right to receive $5.25 per Share (or any higher price per Share that is paid in the Offer), net to the seller in cash without interest thereon, less any required withholding taxes (the “Offer Price”). The Merger Agreement is more fully described in Section 13 entitled “The Transaction Documents” of this Offer to Purchase, which also contains a discussion of the treatment of stock options.

Tendering shareholders who are record holders of their Shares and tender directly to Mellon Investor Services LLC (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. Shareholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. The Offeror will pay all charges and expenses of the Depositary and Mellon Investor Services LLC (the “Information Agent”) for its services in connection with the Offer and the Merger. See Section 18 entitled “Fees and Expenses” of this Offer to Purchase.

The Board of Directors of the Company (acting upon the recommendation of the Independent Committee of the Board of Directors) unanimously determined that the Merger Agreement is advisable, and the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger taken together) are at a price and on terms that are in the best interests of the Company and the Company’s shareholders, and unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. The Board of Directors of the Company unanimously recommends that Company shareholders tender their Shares in the Offer.

The Company has advised the Parent that KPMG Corporate Finance Inc. (“KPMG”), the financial advisor to the Independent Committee of the Company’s Board of Directors, rendered its opinion to the Independent Committee that, as of September 22, 2006 (and as amended and restated on September 26, 2006) and based upon and subject to factors and assumptions set forth therein, the $5.25 per Share in cash to be received by the holders of Shares in the Offer and the Merger pursuant to the Merger Agreement was fair from a financial point of view to such holders. The full text of the written opinion of KPMG, dated September 26, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, will be attached as Annex A to the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) to be filed with the SEC and which will be mailed to the Company’s shareholders with this Offer to Purchase. KPMG provided its opinion for the information and assistance of the Independent Committee in connection with its consideration of the transactions contemplated by the Merger Agreement. The KPMG opinion is not a recommendation as to whether or not any holder of Shares should tender such Shares in connection with the Offer or how any holder of Shares should vote with respect to the Merger.

The Offer is conditioned upon, among other things, the condition that, prior to the then scheduled expiration date of the Offer (as it may be extended from time to time pursuant to the Merger Agreement), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of Shares that, together with the Shares then owned by the Parent and the Offeror, represents at least 80% of the fully-diluted Shares (the “Minimum Condition”). See Section 15 entitled “Conditions to the Offeror’s Obligations” of this Offer to Purchase for a description of all of the conditions to the Offer.

The Company has represented that as of September 20, 2006 there were 12,965,250 shares issued and outstanding and that as of September 20, 2006 there were outstanding warrants to purchase 367,500 Shares and outstanding options to purchase 230,000 Shares, which options and warrants, whether or not then exercisable, shall be cancelled by the Company, and in consideration of such cancellation, the holder thereof shall be entitled to receive from the Company after the effective time of the Merger an amount in respect thereof equal to the product of (A) the excess, if any, of the Offer Price over the per share exercise price thereof and (B) the total number of Shares subject to such options and warrants to the extent such options and warrants shall not theretofore have been exercised (such payment to be net of applicable withholding taxes). Neither the Parent nor the Offeror currently beneficially owns any Shares except insofar as the Parent’s rights under the Support and Exchange Agreements described in Section 13 entitled “The Transaction Documents” of this Offer to Purchase may be deemed to constitute beneficial ownership. The Parent disclaims such beneficial ownership. Based on the foregoing, the Offeror believes that 10,372,200 Shares must be validly tendered and not withdrawn prior to the expiration of the Offer in order for the Minimum Condition to be satisfied, assuming no additional Share issuances by the Company (including pursuant to option exercises). Certain of the Company directors and executive officers and other shareholders of the Company, owning 6,490,700 shares (representing approximately 50.1% of the issued and outstanding Shares as of September 20, 2006), already have agreed to tender their Shares into the Offer pursuant to the Support and Exchange Agreements. See Section 1 entitled “Terms of the Offer” of this Offer to Purchase.

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

THE TENDER OFFER

1.    Terms of the Offer.

Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as defined below) and not theretofore withdrawn in accordance with Section 4 entitled “Withdrawal Rights” of this Offer to Purchase. The term “Expiration Date” means 12:00 midnight, New York City time, on Monday, October 30, 2006 (the “Scheduled Expiration Date”), unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Offeror, shall expire.

In the Merger Agreement, the Offeror has agreed that it will extend the Offer beyond the Scheduled Expiration Date as follows:

•	for any period specified by the Offeror if at the Scheduled Expiration Date or any extended Expiration Date any of the conditions to Offeror’s obligation to purchase Shares are not satisfied or waived; provided that such extension shall be in increments of not more than 10 business days if all of the conditions to such purchase of Shares, other than the Minimum Condition, have been satisfied or waived at such Scheduled Expiration Date or extended Expiration Date; further provided, the Offeror publicly announces any such extension no later than the next business day following any Expiration Date;

•	for any period as may be required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (“SEC”) or the staff thereof applicable to the Offer;

•	if at the Scheduled Expiration Date or any extended Expiration Date all of the conditions to Offeror’s obligation to purchase Shares have been satisfied or waived, pursuant to an amendment to the Offer providing for a “subsequent offering period” not to exceed 20 business days to the extent permitted under, and in compliance with, Rule 14d-11 under the Exchange Act (a “Subsequent Offering Period”);

•	upon the Company’s request, for such period specified by the Offeror in the event that the Minimum Condition has not been satisfied or waived at the Scheduled Expiration Date until the earliest to occur of (A) the satisfaction or waiver of such condition, (B) the Parent reasonably determines, after the date that is 60 days from the date of commencement of the Offer, that such condition to the Offer is not capable of being satisfied on or prior to the December 29, 2006, (C) the termination of the Merger Agreement in accordance with its terms, and (D) December 29, 2006;

•	upon the Company’s request, for such period specified by the Offeror if the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement (but not greater than 10 days), until the earliest to occur of (A) the cure of such failure, (B) the expiration of such cure period, (C) the termination of the Merger Agreement in accordance with its terms, and (D) December 29, 2006; or

•	upon the Company’s request, in the event the Company notifies Parent within three business days of the Scheduled Expiration Date that in light of its receipt of a superior offer, the Company Board of Directors has determined in good faith, after consultation with outside counsel, that it is necessary for the Company Board of Directors to withdraw or modify its approval or recommendation of the Merger Agreement, for a period of not less than three business days, or, if earlier, such time as the Parent makes a determination not to submit a revised proposal.

The Offeror has also agreed in the Merger Agreement that, without the prior written consent of the Company, it will not (A) reduce the number of Shares subject to the Offer, (B) reduce the Offer Price, (C) modify the Offer in any manner adverse to the Company shareholders or add to the conditions set forth in Exhibit A to the Merger Agreement, (D) except as set forth above, extend the Offer, (E) change the form of consideration payable in the Offer, or (F) waive the Minimum Condition.

The Offer is conditioned upon satisfaction of the Minimum Condition. The Offer also is subject to other terms and conditions. See Section 15 entitled “Conditions to the Offeror’s Obligations” of this Offer to Purchase. The Offeror believes the minimum number of Shares that must be tendered in order to achieve the Minimum Condition is 10,372,200.

Subject to the applicable rules and regulations of the SEC, the Offeror expressly reserves the right, in its sole discretion, to delay acceptance for payment of any Shares (or delay payment for any Shares, regardless of whether such Shares were theretofore accepted for payment) pending the receipt of required governmental consents reasonably deemed necessary, appropriate or desirable by the Parent, including approval of the United States Federal Communications Commission for transfer of control of the Company’s subsidiary, Yak Communications (America) Inc. and its Section 214 license, if required and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for upon the failure of any of the offer conditions set forth in the Merger Agreement, by giving oral or written notice of such delay or termination to the Depositary. The Offeror’s right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to the Offeror’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

Except as set forth above, and subject to the applicable rules and regulations of the SEC, the Offeror expressly reserves the right to waive any Offer condition (other than the Minimum Condition), increase the Offer Price or amend the Offer in any respect. Any extension of the period during which the Offer is open, or delay in acceptance for payment or payment, termination or amendment of the Offer, will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of the Offeror under such rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release and making any appropriate filing with the SEC.

If, at the initial expiration of the Offer or any permitted or required extension thereof, more than 50% of the Shares on the Expiration Date of the Offer, as it may be extended, have been tendered and not withdrawn, the Company has granted Parent and Offeror the irrevocable option (the “Top Up Option”) to purchase newly-issued shares of Company common stock (the “Top Up Shares”), for a consideration per Top Up Share equal to the Offer Price but only to the extent necessary to cause the Offeror to own one share more than 80% of the Shares after such issuance.

If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer changes in a material way or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(c) and 14(e)-1 under the Exchange Act (which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) or otherwise. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and with respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period is generally required to allow for adequate dissemination to shareholders and investor response. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The Company has provided the Offeror with the Company’s list of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the Letter of

Transmittal and other relevant materials will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of shareholders or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.    Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not withdrawn) promptly after the Expiration Date. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 1 entitled “Terms of the Offer” and Section 15 entitled “Conditions to the Offeror’s Obligations” of this Offer to Purchase. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”), pursuant to the procedures set forth in Section 3 entitled “Procedure for Tendering Shares” of this Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal with all required signature guarantees (unless, in the case of a book-entry transfer, an Agent’s Message (as defined below) is utilized), and (iii) any other documents required by the Letter of Transmittal.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn, if and when the Offeror gives oral or written notice to the Depositary of the Offeror’s acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering shareholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror’s rights under Section 15 entitled “Conditions to the Offeror’s Obligations” of this Offer to Purchase, the Depositary, nevertheless, on behalf of the Offeror, may retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in Section 4 entitled “Withdrawal Rights” of this Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid on the purchase price for Shares by the Offeror by reason of any delay in making such payment.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer to DTC, such Shares will be credited to an account maintained within DTC), promptly after the expiration, termination or withdrawal of the Offer.

If, prior to the Expiration Date, the Offeror increases the consideration offered to shareholders pursuant to the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased pursuant to the Offer.

3.    Procedure for Tendering Shares.

Valid Tenders.    For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other required documents, or an Agent’s Message in the case of a book-entry delivery, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) certificates representing such Shares must be received by the Depositary or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedure set forth below. No alternative, conditional or contingent tenders will be accepted. Delivery of documents to DTC does not constitute delivery to the Depositary.

Book-Entry Transfer.    The Depositary will make a request to establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of Shares may be effected through book-entry at DTC, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, or an Agent’s Message in the case of a book-entry delivery, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

Signature Guarantee.    Signatures on the Letter of Transmittal need not be guaranteed by a member firm of a registered national securities exchange (registered under Section 6 of the Exchange Act), by a member firm of the National Association of Securities Dealers, Inc., by a commercial bank or trust company having an office or correspondent in the United States or by any other “Eligible Guarantor Institution,” as defined in Rule 17Ad-15 under the Exchange Act (collectively, “Eligible Institutions”), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has completed either the box entitled “Transfer Instructions” or the box entitled “Special Mailing Instructions” on the Letter of Transmittal, or (ii) as noted in the following sentence. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for unpurchased Shares are to be issued or returned, to a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1, 6 and 7 to the Letter of Transmittal.

Guaranteed Delivery.    If a shareholder desires to tender Shares pursuant to the Offer and such shareholder’s certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares nevertheless may be tendered if such tender complies with all of the following guaranteed delivery procedures:

(i) the tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

(iii) the certificates representing all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. If certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each such delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

The method of delivery of certificates representing Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and sole risk of the tendering shareholder and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for the Shares (or a Book-Entry Confirmation), and (ii) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal (or, as applicable, an Agent’s Message).

Backup Federal Income Tax Withholding.    To prevent federal income tax backup withholding with respect to payment of the purchase price of Shares purchased pursuant to the Offer, each shareholder must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal or by otherwise certifying such shareholder’s exemption from backup withholding. Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Shareholders who are not U.S. citizens or U.S. resident aliens should complete a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, included as Exhibit (a)(1)(vii) to the Schedule TO filed by the Parent and the Offeror on October 3, 2006, to provide the information and certification necessary to avoid backup withholding. See Instruction 2 to the Letter of Transmittal.

Determinations of Validity.    All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties, subject to the tendering shareholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer (other than as prohibited by the Merger Agreement, as described in Section 1 entitled “Terms of the Offer” of this Offer to Purchase) or any defect or irregularity in the tender of any Shares. The Offeror’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Other Requirements.    By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of the Offeror as the attorneys-in-fact and proxies of such shareholder, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the Shares tendered by such shareholder and accepted for payment by the Offeror, including, without limitation, the right to vote such Shares in such manner as such attorney and proxy or his substitute, in his sole discretion, shall deem proper. All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Offeror accepts such Shares for payment.

Upon such acceptance for payment, all prior powers of attorney and proxies given by the shareholder with respect to such Shares will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will be deemed ineffective). The designees of the Offeror will, with respect to the Shares for which such appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole judgment deem proper. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, the Offeror or its designees must be able to exercise full voting rights with respect to such Shares.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer as well as the tendering shareholder’s representation and warranty that (a) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person’s own account unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (A) Shares tendered or (B) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and such person will acquire such Shares for tender by conversion, exchange or exercise, and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Offeror’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Offeror upon the terms and subject to the conditions of the Offer.

4.    Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, also may be withdrawn at any time after October 31, 2006; provided, however, that there will be no withdrawal rights during any Subsequent Offering Period. If all conditions to the Offer have been met or waived, the Offeror must immediately accept and pay for all Shares tendered and not withdrawn prior to the Expiration Date and any Shares tendered during any Subsequent Offering Period pursuant to Rule 14d-11 under the Exchange Act. If purchase of or payment for Shares is delayed for any reason or if the Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to the Offeror’s rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 entitled “Procedure for Tendering Shares” of this Offer to Purchase, any notice of withdrawal also must specify the name and number of the account at DTC to be credited with the withdrawn Shares.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, the Depositary and Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 entitled “Procedure for Tendering Shares” of this Offer to Purchase.

5.    Material Federal Income Tax Consequences.

The following is a summary of the material federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger. The discussion applies only to holders that hold their Shares as capital assets and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations or non-U.S. persons), or to persons holding Shares as part of a “straddle,” “hedge,” “conversion transaction,” constructive sale or other integrated transaction, or whose functional currency is not the U.S. Dollar. This discussion does not address any aspect of state, local or foreign taxation.

The material federal income tax consequences set forth below are based upon current law. Because individual circumstances may differ, each holder of Shares should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such shareholder and the particular tax effects of the Offer and the Merger to such shareholder, including the application and effect of state, local and other tax laws.

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder’s adjusted federal income tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year. In general, capital gains recognized by a corporation will be subject to federal income tax at a maximum rate of 35%, while capital gains recognized by an individual will be subject to (a) a maximum United States federal income tax rate of 15% if the Shares were held for more than one year, and (b) ordinary income tax rates if held for one year or less. Net capital losses may be subject to limits on deductibility.

Payments in connection with the Offer or the Merger may be subject to “backup withholding” at a 28% rate. See Section 3 entitled “Procedure for Tendering Shares” of this Offer to Purchase. Backup withholding generally applies if the shareholder (a) fails to furnish its social security number or other taxpayer identification number (“TIN”), (b) furnishes an incorrect TIN, or (c) fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that the shareholder is not subject to backup withholding. Backup withholding is not an additional tax and may be refunded by the IRS to the extent it results in an overpayment of tax. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Each shareholder should consult with such holder’s own tax advisor as to such holder’s qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering shareholders may be able to prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Tendering shareholders who are not U.S. citizens or U.S. resident aliens should complete the Form W-8BEN in accordance with the Letter of Transmittal in order to avoid backup withholding. Instructions to Form W-8BEN and a copy of Form W-8BEN are attached as Exhibit (a)(1)(vii) to the Schedule TO filed by the Parent and the Offeror on October 3, 2006.

6.    Price Range of Shares; Dividends on the Shares.

The Shares trade on the NASDAQ Global Market (“Nasdaq”) under the symbol “YAKC.” The following table sets forth the high and low closing sales prices per Share for the periods indicated, as reported on published financial sources.

	High	Low
Year Ended June 30, 2005:
First Quarter	$10.65	$5.50
Second Quarter	8.55	5.61
Third Quarter	8.50	5.36
Fourth Quarter	6.40	4.50

Year Ended June 30, 2006:
First Quarter	$5.70	$3.65
Second Quarter	4.54	2.90
Third Quarter	4.25	2.84
Fourth Quarter	4.00	2.35

Year Ending June 30, 2007:
First Quarter (through October 2, 2006)	$5.20	$2.66

On September 20, 2006, the last full day of trading before the public announcement by the Company of its execution of the Merger Agreement with the Parent and the Offeror to acquire the Company at a price of $5.25 per share, the last sale price of the Company common stock reported was $3.90 per share. On October 2, 2006, the last full day of trading before the commencement of the Offer, the closing price of the Company common stock reported was $5.12 per share. Shareholders are urged to obtain current market quotations for the Shares and to review all information received by them from the Company, including the materials referred to in Section 8 entitled “Certain Information Concerning the Company” of this Offer to Purchase.

It is the Company’s policy not to pay dividends but, instead, to retain earnings to finance future development. Pursuant to the Merger Agreement, the Company has agreed not to declare, pay or set aside any dividend or other distribution in respect of its capital stock.

7.    Effect of Offer on Listing, Market for Shares and SEC Registration.

The purchase of the Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares, if any, held by shareholders other than the Offeror.

The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if there are fewer than 300 record holders of Shares. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to shareholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the SEC under the Exchange Act; the officers, directors and 10% shareholders of the Company would no longer be subject to the “short-swing” insider trading reporting and profit recovery provisions of the Exchange Act or the proxy statement requirements of the Exchange Act in connection with shareholders’ meetings; and the Shares would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board’s “margin list.” Furthermore, if such registration were terminated, persons holding “restricted securities” of the Company may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The Offeror intends to and will cause the Company to apply for termination of registration of the Shares under the Exchange Act and delisting from Nasdaq Global Market as soon after the completion of the Offer as the requirements for such delisting and termination are met. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8.    Certain Information Concerning the Company.

Except as specifically set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or is based upon information furnished by the Company or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. Neither the Parent nor the Offeror has any knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, neither the Parent nor the Offeror assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to the Parent or the Offeror.

General.    The Company is a Florida corporation incorporated in December 1998 with its principal executive offices located at 300 Consilium Place, Suite 500, Toronto, Ontario. The telephone number of the Company is (647) 722-2752. The Company, through its wholly-owned subsidiaries Yak Communications (Canada) Inc. (“Yak Canada”) and Yak Communications (America) Inc. (“Yak America”), provides telecommunications services in Canada and the United States. The Company’s primary service offering is discounted residential toll services in Canada provided through the Company’s Yak Canada subsidiary. Yak Canada has enjoyed success in this business and is now one of the largest independent (i.e. not affiliated with an incumbent carrier or cable operator) competitive telecommunications carriers in Canada. Yak Canada also provides a full range of telecommunications services to small and medium sized businesses in Canada through its Yak for Business division and Voice over Internet Protocol (“VoIP”) services in Canada and the United States through its WorldCity VoIP division.

Available Information.    The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements, the last one having been filed with the SEC on November 22, 2005 and distributed to the Company’s shareholders. Such information will also be available in the Schedule 14D-9 filed by the Company. Such reports, proxy statements, and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Please call the SEC at 1-800-SEC-0330 for further information in the public reference room. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. The SEC also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

9.    Certain Information Concerning the Offeror and the Parent.

The Offeror is a Delaware corporation incorporated on September 18, 2006, with principal executive offices at 60 Adelaide Street East, 6th Floor, Toronto, Ontario M5C 3E4 Canada. The telephone number of its principal executive offices is (416) 204-0000. To date, the Offeror has engaged in no activities other than those incident to its formation and the commencement of the Offer. The Offeror is a wholly-owned subsidiary of the Parent.

The Parent is a Nova Scotia unlimited liability company formed by amalgamation on December 21, 2004. The Parent’s principal executive offices are located at 60 Adelaide Street East, 6th Floor, Toronto, Ontario M5C 3E4 Canada. The telephone number of the Parent’s principal executive offices is (416) 204-0000. The Parent is not a public reporting company. The Parent is a leading provider of next generation IP-based telecommunications solutions globally. The Parent develops innovative applications and delivers first-rate services to clients internationally. Parent leads the market in hospitality operator services, audio and web conferencing, VoIP, wireless services, hospitality high speed Internet, billing and clearing of call records, competitive payphone services, and low-cost long distance calling for both hotels and residential clients. Parent is now featuring globaliveInteractive solutions, which is comprised of interactive web, television and mobile applications (including competitions, contests, promotions, polls, text and IVR voting, text-to-screen and news alerts), as well as rich, varied content and full wireless infrastructure.

The name, business address, current principal occupation or employment, five year material employment history and citizenship of each director and executive officer of the Offeror and the Parent and certain other information are set forth on Annex I hereto.

Except as set forth in Section 13 entitled “The Transaction Documents” and elsewhere in this Offer to Purchase or Annex I to this Offer to Purchase: (i) none of the Parent and the Offeror and, to the knowledge of the Parent and the Offeror, the persons listed in Annex I hereto or any associate or majority owned subsidiary of the Parent, the Offeror or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of the Parent, the Offeror and, to the knowledge of the Parent and the Offeror, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) none of the Parent, the Offeror and, to the knowledge of the Parent and the Offeror, the persons listed in Annex I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between the Parent, the Offeror, their subsidiaries or, to knowledge of the Parent and the Offeror, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between the Parent, the Offeror, their subsidiaries or, to the Parent’s and the Offeror’s knowledge, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10.    Source and Amount of Funds.

The Offer is not conditioned upon any financing arrangements. The Parent estimates that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer will be approximately $69 million, including estimated fees and expenses. Such funds will be made available to the Parent from the Senior Loans and Subordinated Loans described below as well as from internal cash resources of the Parent.

The Parent has obtained (A) a senior debt financing commitment from The Toronto-Dominion Bank (“TD Bank”) and Canadian Imperial Bank of Commerce (“CIBC” and together with TD Bank, the “Senior Lenders”) to provide the Parent with up to Canadian $65 million (or the U.S. Dollar equivalent thereof) in senior secured debt financing in connection with the Offer in the form of (i) a three-year term loan facility in the amount of

Canadian $45 million (or the U.S. Dollar equivalent thereof; the “Term Loan”); (ii) a 364-day revolving loan facility in the amount of Canadian $10 million (or the U.S. Dollar equivalent thereof; the “Revolving Loan”); and (iii) a 7-day non-revolving bridge loan facility in the amount of Canadian $10 million (or the U.S. Dollar equivalent thereof; the “Bridge Loan” and together with the Term Loan and the Revolving Loan, the “Senior Loans”) and (B) a subordinated debt financing commitment from CIBC and Roynat Capital (“Roynat” and together with CIBC, the “Subordinated Lenders”) to provide the Parent with up to Canadian $10 million in subordinated secured debt financing in connection with the Offer in the form of a 54-month term loan facility (the “Subordinated Loans”). The funds will be used to finance the transaction contemplated under the Merger Agreement and, to the extent not utilized for that purpose following the completion of such transaction, for working capital requirements and other general corporate purposes. Availability of the Senior Loans and the Subordinated Loans will be subject to certain customary conditions, and the Parent must comply with certain customary financial and other covenants and reporting obligations under the credit documentation which will govern and evidence the Senior Loans and the Subordinated Loans, respectively.

Both the Senior Loans and the Subordinated Loans will be secured by a security interest in the Parent’s present and future assets, including the pledge of all securities in any present and future subsidiary of the Parent. Each subsidiary of the Parent will also provide a full recourse guaranty supported by security in such subsidiary’s present and future assets, including the pledge of all securities in any present and future subsidiary of the Parent held by such subsidiary. The Senior Lenders will hold a first priority security interest in the above described collateral. The Subordinated Lenders security interest in the above described collateral will be subordinated to the prior-ranking security interests of the Senior Lenders pursuant to an inter-creditor agreement.

The Senior Loans will be available to the Parent by way of (i) Canadian Dollar advances bearing interest at the “Canadian Prime Rate”, (ii) Canadian Dollar banker’s acceptances, (iii) U.S. Dollar advances bearing interest at the LIBOR rate, or (iv) U.S. Dollar advances bearing interest at the “U.S. Base Rate”, in each case plus a margin that decreases as the Parent’s ratio of total funded debt to EBITDA decreases. The Canadian Prime Rate is, for any day, the rate of interest per annum equal to the greater of (i) the per annum rate of interest quoted or established as the “prime rate” of CIBC or TD, as the case may be, which it quotes or establishes for such day as its reference rate of interest in order to determine interest rates for commercial loans in Canadian Dollars in Canada to its Canadian borrowers; and (ii) the average rate for Canadian Dollar banker’s acceptances having a term of one month that appears on Reuters Service page CDOR (or such other page as is a replacement page for such banker’s acceptances) at approximately 10:00 a.m. (Toronto time) on such day plus 75 basis points per annum, adjusted automatically with each quoted or established change in such rate. The U.S. Base Rate is, for any day, the rate of interest per annum equal to the greater of (i) the per annum rate of interest which CIBC or TD, as the case may be, quotes or establishes for such day as its reference rate of interest for loans in U.S. Dollars in Canada to its Canadian borrowers; and (ii) the federal funds rate plus 50 basis points per annum, adjusted automatically with each quoted or established change in such rate. The Subordinated Loans will bear interest at the Canadian Prime Rate plus 5.5% per annum. The Purchaser will also pay, quarterly in arrears, an additional amount of Canadian $83,000 in the form of a fixed premium on the Subordinated Loans. Other customary commissions and fees, as well as a commitment fee on unutilized commitments in the case of the Senior Loans, will also be payable in connection with the Senior Loans and the Subordinated Loans, respectively.

The foregoing summary of the Senior Loans and the Subordinated Loans does not purport to be complete and is qualified in its entirety by reference to (i) with respect to the Senior Loans, the commitment letter signed by each of the Senior Lenders, and (ii) with respect to the Subordinated Loans, the commitment letter signed by each of the Subordinated Lenders, in each case filed as Exhibits 1 and 2, respectively, to the Schedule 13D filed by the Parent on October 2, 2006 and which are incorporated by reference herein.

The Parent does not currently have alternate financing plans in place for the Offer and Merger, although the Parent has had discussions with various parties concerning equity investment in the Parent that may reduce the need for a portion of the Senior Loans and eliminate the Subordinated Loans. The Parent currently anticipates that the Senior Loans and the Subordinated Loans will be repaid with cash generated by the Parent’s operations.

11.    Background of Offer; Past Contacts or Negotiations with the Company.

On or about February 20, 2006, Anthony Lacavera, Chief Executive Officer of the Parent, contacted Charles Zwebner, Chairman, President and Chief Executive Officer of the Company, to express an interest in purchasing the assets of the Company’s Canadian business unit. On February 20, 2006, Mr. Lacavera, Mr. Thompson and financial representatives of the Parent met with Mr. Zwebner to discuss the terms of the Parent’s proposal to purchase the Company’s Canadian business unit.

On February 27, 2006, Stewart Thompson, Vice President of Corporate Development of the Parent, delivered a letter to Mr. Zwebner indicating the Parent’s interest to enter into a transaction to acquire Yak Communications (Canada) Inc. and the associated Canadian business assets for $40,000,000. The indication of interest was subject to satisfactory completion of due diligence by the Parent and negotiation and execution of definitive agreements.

On June 30, 2006, the Parent received a “teaser” consisting of publicly available information about the Company from Gregory Cameron of Orion Securities Inc., the Company’s financial advisor (“Orion”), regarding solicitations of interest by the Company for a sale of the Company.

On July 4, 2006, the Parent and the Company executed a confidentiality agreement in contemplation of further discussions about a potential business combination, and to allow Parent to obtain access to the Company’s data room and receive the Company’s confidential information memorandum.

Between July 4 and July 20, 2006, representatives of the Parent and Gary Clifford, Chairman of the Independent Committee of the Board of Directors of the Company, discussed by telephone the Parent’s ability to finance an acquisition of the Company and Mr. Clifford conducted inquiries to confirm that the Parent had the financial wherewithal to effect the proposed transaction.

On or about July 20, 2006, following Mr. Clifford and the Independent Committee having been satisfied as to Globalive’s financial ability to effect the proposed transaction, the Parent received a copy of the Company’s confidential information memorandum referenced in the “teaser” from Mr. Cameron, which was provided together with a request for a non-binding letter of intent to be submitted to Orion no later than July 28, 2006.

On July 28, 2006, the Parent delivered to Mr. Cameron a signed letter setting forth the Parent’s non-binding indication of interest to pursue a business combination transaction and setting forth preliminary terms for the proposed acquisition of all of the outstanding Shares of the Company by way of merger for all-cash consideration of between $4.00 and $6.00 per Share. Such indication of interest was subject to exclusivity, confirmation of certain broad valuation assumptions, completion of due diligence by the Parent and negotiation and execution of definitive agreements.

On August 1, 2006, Mr. Lacavera discussed with Mr. Cameron by telephone the terms of the Parent’s non-binding indication of interest delivered to Orion on July 28, 2006.

On August 2, 2006, following further discussions between Mr. Lacavera and Mr. Cameron, the Parent delivered to Mr. Cameron a signed letter setting forth a revised non-binding indication of interest setting forth preliminary terms for the proposed acquisition of all of the outstanding Shares of the Company by way of merger for all-cash consideration of between $4.50 and $5.50 per Share, and which removed the reference to the requirement for exclusivity in favor of the Parent upon reaching agreement on the terms set forth therein.

On August 10, 2006, the Parent received access to the Company’s virtual data room containing diligence documents.

Between August 10 and September 8, 2006, the Parent and its counsel conducted a due diligence review of the documents provided in the Company’s data room, and made requests to representatives of the Company for additional diligence information when required.

On August 18, 2006, Mr. Cameron delivered to Mr. Thompson a letter from Orion dated August 17, 2006 setting forth the instructions for submitting a binding commitment to purchase the Company. The letter solicited bids for an all-cash tender offer for all of the outstanding Shares of the Company that was not conditional upon financing. The letter required the binding offers to be submitted no later than September 8, 2006 and to remain open until September 15, 2006.

On September 1, 2006, Mr. Cameron delivered to Mr. Lacavera and Mr. Thompson revised instructions for submitting a binding offer to purchase the Company that extended the deadline for submitting the offer to no later than September 15, 2006 and for offers to remain open until September 18, 2006.

On September 11, 2006, Simon Lockie, Director of Corporate Development of the Parent, delivered to Mr. Cameron and Mr. Clifford a binding commitment letter signed by the Parent setting forth the terms for acquisition of all of the outstanding Shares of the Company by way of merger for all-cash consideration of $5.00 per Share. The terms of the proposed merger transaction required the approval of a majority of the shareholders of the Company and the approval of the Federal Communications Commission, and included a deposit by the Parent in amount equal to 10% of the aggregate merger consideration. Acceptance of the letter by the Company was conditional upon the Company agreeing to enter into an exclusivity agreement with the Parent through October 6, 2006.

On September 12, 2006, Mr. Lacavera discussed by telephone with Mr. Clifford the terms of the binding commitment letter delivered by the Parent on September 11, 2006 and the proposed per Share offer price and the proposed transaction structure.

On September 13, 2006, Mr. Lockie delivered to Mr. Cameron and Mr. Clifford a revised binding commitment letter providing for either a tender offer or merger at a per Share offer price of $5.05 and $5.15, respectively, which included a draft agreement and plan of merger for each proposed structure. The tender offer structure included a condition that at least 80% of the outstanding Shares were tendered in the offer.

On September 14, 2006, Mr. Lacavera, Brice Scheschuk, Chief Financial Officer of the Parent, Mr. Lockie, Kevin Rooney of Hayden Bergman Rooney, Professional Corporation (“HBR”), the Parent’s U.S. corporate counsel, Mr. Clifford and Dennis Olle of Adorno & Yoss LLP (“A&Y”), the Company’s corporate counsel, discussed by telephone the terms of the Parent’s revised binding commitment letter, including the offer price and transaction structure.

On September 15, 2006, Mr. Lockie delivered a further revised binding commitment letter providing for a tender offer transaction at $5.25 per Share. The revised letter included a condition that shareholders of the Company holding at least a majority of the outstanding Shares would commit to tender into and support the offer concurrently with entering into the definitive agreement and plan of merger.

From September 15, 2006, until the execution of the Merger Agreement, representatives of the Parent and the Company and their respective legal advisors exchanged drafts of the Merger Agreement and the schedules thereto and held extensive negotiations relating to the terms and conditions of the Merger Agreement.

On September 15, 2006, A&Y distributed an initial draft of the form of Support and Exchange Agreement.

On September 16, 2006, representatives of the Parent and the Company and their respective legal advisors had a telephone call to discuss the outstanding matters in the draft agreement and plan of merger.

On September 18, 2006, HBR distributed an initial draft of the Escrow Agreement.

On September 19, 2006, Mr. Lacavera, Mr. Lockie, Mr. Rooney, Mr. Clifford, Mr. Cameron and Mr. Olle had a discussion by telephone regarding the terms and conditions of the approved form of Merger Agreement.

On September 20, 2006, Mr. Lacavera and Mr. Lockie met with Mr. Clifford, Mr. Zwebner and Mr. Olle at the Company’s offices, with Mr. Rooney attending by telephone, to complete the final drafting of the Merger

Agreement and the schedules thereto. The Parent, the Offeror and the Company thereafter executed the Merger Agreement. Concurrently with the execution of the Merger Agreement, the Company delivered Support and Exchange Agreements executed by certain directors, officers and other shareholders of the Company with the Parent, and the Parent, the Company and Wildeboer Dellelce LLP, as escrow agent, entered into an Escrow Agreement providing for the deposit of $10,000,000 with the escrow agent. See Section 13 entitled “The Transaction Documents” for a description of the Merger Agreement, Support and Exchange Agreements and the Escrow Agreement.

On September 21, 2006, the Parent and the Company issued a joint press release announcing the execution of the Merger Agreement. In addition, the Parent filed a Schedule TO-C with the SEC attaching such press release.

12.    Purpose of the Offer; The Merger; Plans for the Company.

Purpose.    The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for the Offeror to acquire all Shares not purchased pursuant to the Offer. If the Offer is successful, the Offeror and the Parent intend to consummate the Merger as promptly as practicable. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of the Parent. The Offer is being made pursuant to the Merger Agreement.

Approval.    Under the Florida Business Corporation Act (the “FBCA”), the approval of the Board of Directors of the Company is required to approve and adopt the Merger Agreement and the transactions contemplated thereby including the Merger. The Board of Directors of the Company has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby. If the Minimum Condition is satisfied, the Offeror will take all necessary and appropriate action to cause a short-form merger under the FBCA as described below.

Board Representation.    Promptly upon the first acceptance for payment of, and payment by Offeror for, any Shares pursuant to the Offer and from time to time thereafter, the Offeror shall be entitled to designate up to such number of directors on the Company Board of Directors equal to the product (rounded up to the next whole number) obtained by multiplying (x) the number of directors on the Company Board of Directors (giving effect to any increase in the number of directors) and (y) a fraction, the numerator of which is the number of Shares held by the Parent and the Offeror (giving effect to the Shares purchased pursuant to the Offer), and the denominator of which is the total number of then outstanding Shares, and the Company shall at such time cause the Offeror’s designees to be so elected. The Company shall take all action necessary or appropriate to cause the individuals so designated by the Offeror to be elected or appointed to the Company Board of Directors, including (at the election of the Offeror) either by increasing the size of the Company Board of Directors or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by the Parent to be elected or appointed to the Company Board of Directors. The directors of the Offeror immediately prior to the effective time of the Merge will be the directors from and after such time of the surviving corporation upon the closing of the Merger.

Short-form Merger.    Under the FBCA, if the Offeror acquires, pursuant to the Offer, at least 80% of the outstanding Shares, the Offeror will be able to approve the Merger without a vote of the Company’s shareholders. In such event, the Parent and the Offeror anticipate that they will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, but no earlier than 30 days from the date of this Offer without a meeting of the Company’s shareholders.

The Top Up Option.    In order to facilitate the satisfaction of the Minimum Condition, as part of the Merger Agreement, the Company granted to Parent and Offeror the Top Up Option, which is an irrevocable option to purchase the number of newly-issued shares of common stock of the Company at a per share purchase price equal to the Offer Price that, when added to the number of Shares owned by Offeror immediately following consummation of the Offer, results in Offeror owning one Share more than 80% of the fully-diluted Shares. However, the Top Up Option is only exercisable if at the initial expiration of the Offer or any permitted or required extension thereof, more than 50% of the Shares on the Expiration Date of the Offer, as it may be extended, have been tendered and not withdrawn.

Rule 13e-3.    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions and under certain circumstances may be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which the Offeror seeks to acquire the remaining Shares not held by it. The Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the Expiration Date at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the SEC and disclosed to shareholders prior to consummation of the transaction.

Plans for the Company.    The Parent and the Company have commenced a detailed integration review and planning process in order to consider the manner and timing of the integration of the business and operations of the Parent and the Company following the completion of the Merger. The integration planning process will include a detailed review of the Company, including its business, operations, properties, assets, products, management, personnel and systems. This integration planning process will continue throughout the pendency of the Offer and the Merger, but will not be implemented until the completion of the Merger.

Extraordinary Corporate Transactions.    Except as described above or elsewhere in this Offer to Purchase, the Parent and the Offeror have no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any change in the Company Board of Directors or management, any material change in the Company’s capitalization or dividend policy or any other material change in the Company’s corporate structure or business. Notwithstanding the foregoing, it is expected that, prior to or concurrently with the Merger, the Company will sell Yak Communications (America) Inc. as described in the Company’s Schedule 14D-9.

13.    The Transaction Documents.

Merger Agreement

The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO filed by the Parent and the Offeror on October 3, 2006. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference herein.

Commencement.    The Merger Agreement provides for the commencement of the Offer not later than 10 business days after the execution of the Merger Agreement, provided that the Merger Agreement has not been terminated in accordance with its terms.

Top Up Option.    The Company granted to the Offeror the Top Up Option, exercisable only on or after the Offeror’s acceptance of tendered Shares for purchase, to purchase the Top Up Shares equal to the lowest number of Shares that, when added to the number of Shares owned by the Offeror at the time of such exercise, would constitute one share more than 80% of the Shares then outstanding (assuming the issuance of the Top Up Shares) at a price per Share equal to the Offer Price (or any higher price per Share that is paid in the Offer); provided, however, that the Top Up Option shall not be exercisable unless immediately after such exercise and the issuance of Shares pursuant thereto, the Offeror would own more than 80% of the Shares then outstanding (assuming the issuance of the Top Up Shares).

Fairness Opinion.    The obligations of Parent and the Offeror and the Company to carry out the Offer were subject to the receipt by the Company of a written opinion from KPMG on or prior to September 22, 2006, to the effect that, as of September 20, 2006, the Offer Price is fair to the Company’s shareholder’s from a financial point of view. The Company delivered to Parent a copy of the fairness opinion on September 22, 2006, which was amended and restated on September 26, 2006.

Merger.    The Merger Agreement provides that after the purchase of the Shares pursuant to the Offer and the satisfaction or waiver, if possible, of certain other conditions contained in the Merger Agreement, the Offeror will be merged with and into the Company, with the Company continuing as the surviving corporation in the Merger under the corporate name it possesses immediately prior to the Merger.

No Vote Required to Approve Merger.    Assuming the Offeror acquires at least 80% of the Shares pursuant to the Offer and the exercise of the Top Up Option, if applicable, no approval of the shareholders of the Company will be required to effect the Merger.

Conversion of Securities.    At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Parent, the Offeror or the Company, or by any direct or indirect wholly-owned subsidiary of the Parent, the Offeror or the Company, in each case immediately prior to the Effective Time (whether pursuant to the Offer or otherwise)) shall be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price (or any higher price per Share that is paid in the Offer), without interest thereon, less any required withholding taxes, upon the surrender of the certificate representing such Share.

Cancellation of Options and Warrants to Purchase Shares.    The Merger Agreement provides that immediately prior to the Effective Time each outstanding option to purchase Shares granted under the Company’s 1999 Stock Option Plan and each outstanding warrant or other right to acquire Shares (together, “Company Rights”), whether or not then exercisable, shall be cancelled by the Company and, in consideration of such cancellation, the holder thereof shall be entitled to receive from the Company after the Effective Time an amount in respect thereof equal to the product of (A) the excess, if any, of the Offer Price over the per Share exercise price thereof and (B) the total number of Shares subject to such Company Rights to the extent such Company Rights shall not theretofore have been exercised (the “Rights Amount”), net of applicable withholding taxes. Immediately prior to the Effective Time, the Company shall deposit in a bank account an amount of cash equal to the Rights Amount for each Company Right then outstanding (subject to any applicable withholding tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such Company Rights in accordance herewith. From and after the Effective Time, other than as expressly set forth herein, no holder of a Company Right shall have any other rights in respect thereof other than to receive payment, if any, for his or her Company Rights as set forth herein. At the Effective Time, each Company Right with an exercise price equal to or greater than the Offer Price shall terminate, in accordance with their terms, without payment of any consideration.

Conditions to Obligations of All Parties to Merger Agreement.    The obligations of each of the parties to effect the Merger are subject to the following conditions:

(a) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any governmental entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect;

(b) the approval of the United States Federal Communications Commission for transfer of control of the Company’s subsidiary Yak America and its Section 214 license shall have been obtained if required;

(c) the Offeror shall have accepted a number of Shares for payment pursuant to the Offer that satisfy the Minimum Condition; and

(d) a copy of the Merger Agreement shall have been mailed to the shareholders of the Company not less than 30 days prior to the Closing in accordance with Section 607.1104 of the FBCA.

Conditions to Obligations of the Offeror.    See Section 15 entitled “Conditions to the Offeror’s Obligations” of this Offer to Purchase.

Schedule 14D-9.    The Merger Agreement provides that on the date of the filing by the Parent and the Offeror of the Schedule TO, the Company shall (i) file with the SEC the Schedule 14D-9 and (ii) cause the Schedule 14D-9 to be mailed to the Company shareholders. The Company shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and all other legal requirements.

Board of Directors.    Promptly upon the first acceptance for payment of, and payment by Offeror for, any Shares pursuant to the Offer and from time to time thereafter, the Offeror shall be entitled to designate up to such number of directors on the Company Board of Directors equal to the product (rounded up to the next whole number) obtained by multiplying (x) the number of directors on the Company Board of Directors (giving effect to any increase in the number of directors) and (y) a fraction, the numerator of which is the number of Shares held by the Parent and the Offeror (giving effect to the Shares purchased pursuant to the Offer), and the denominator of which is the total number of then outstanding Shares, and the Company shall at such time cause the Offeror’s designees to be so elected. The Company shall take all action necessary or appropriate to cause the individuals so designated by the Offeror to be elected or appointed to the Company Board of Directors, including (at the election of the Offeror) either by increasing the size of the Company Board of Directors or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by the Parent to be elected or appointed to the Company Board of Directors. The directors of the Offeror immediately prior to the effective time of the Merge will be the directors from and after such time of the surviving corporation upon the closing of the Merger.

Representations and Warranties.    The Merger Agreement contains various customary representations and warranties, from both the Parent and the Offeror as well as the Company.

Conduct of Company’s Business Pending Merger.    Except (a) as expressly contemplated by the Merger Agreement or (b) to the extent that the Parent shall consent in writing, at all times during the period commencing with the execution and delivery of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement, the date directors designated by the Parent or the Offeror have been elected to and constitute a majority of the Company Board of Directors or the Effective Time, each of the Company and each of its subsidiaries shall (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and in compliance with all applicable legal requirements, and (ii) use all reasonable efforts consistent with past practices and policies to (A) preserve intact its current business organization, (B) keep available the services of its current officers and employees, and (C) preserve its relationships with customers, suppliers, licensors, licensees, distributors and others with which it has business dealings to the end that its goodwill and ongoing business shall be unimpaired as of such date.

Except (a) as set forth in the Company’s disclosure letter, (b) as expressly agreed to in writing by the Parent, or (c) otherwise expressly permitted by the Merger Agreement, at all times during the period commencing with the execution and delivery of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement, the date directors designated by the Parent, or the Offeror have been elected to and constitute a majority of the Company Board of Directors or the Effective Time, the Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of the Company solely to its parent corporation, (B) split, combine, reclassify or take any similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (C) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or (D) directly or indirectly purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell or grant, or authorize or propose the issuance, delivery, sale or grant of, (A) any shares of its capital stock, (B) any voting company debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting company debt, voting securities or convertible or exchangeable securities, or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Shares upon the exercise of company options or company warrants outstanding on the date of the Merger Agreement and in accordance with their present terms;

(iii) amend or propose to amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (B) otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole;

(v) (A) grant or pay to any current or former director, officer or employee of the Company or any of its subsidiaries any increase in compensation, fringe benefits or bonus, except to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Company’s periodic reports filed with the SEC, (B) grant to any current or former employee, officer or director of the Company or any of its subsidiaries any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements included in the Company’s periodic reports filed with the SEC, (C) make any increase in or commitment to increase the benefits or expand the eligibility under any Company benefit plan, adopt or amend or make any commitment to adopt or amend any Company benefit plan or make any contribution, other than regularly scheduled contributions, to any Company benefit plan, (D) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Company options or Company restricted stock, or reprice any Company options or authorize cash payments in exchange for any Company options, (E) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director, (F) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company benefit plan, or (G) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company benefit plan;

(vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may be required by a change in generally accepted accounting principles;

(vii) make any change in the signing authority of any employees;

(viii) sell, lease (as lessor), license, pledge, grant any security interest in or otherwise dispose of or subject to any lien any properties or assets, except sales of inventory in the ordinary course of business consistent with past practice;

(ix) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly-owned subsidiary of the Company;

(x) make or agree to make any capital expenditure or expenditures that are in excess of $5,000 individually, or $20,000 in the aggregate;

(xi) make or change any material tax election or settle or compromise any material tax liability or refund;

(xii) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $10,000 individually or $50,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company’s periodic reports filed with the SEC, (B) cancel any indebtedness in excess of $10,000 individually or $25,000 in the aggregate or waive any claims or rights of material value, or (C) waive the benefits of, or agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party or beneficiary;

(xiii) enter into, renew, extend (other than any automatic extension on the terms of any contract), amend, modify, waive any material provision of, or terminate any contract, in each case providing for payments in excess of $10,000 over the term of such contract (or until the date on which such contract may be terminated by the Company without penalty);

(xiv) grant any exclusive rights with respect to any material intellectual property;

(xv) enter into or renew (other than any automatic extensions on the terms of any contract) any contracts containing, or otherwise subjecting the Company, the surviving corporation or Parent to, any non-competition, exclusivity or other material restrictions on the operation of the business of the Company or the surviving corporation or Parent;

(xvi) enter into or renew (other than any automatic extensions on the terms of any contract) any contract the effect of which would be to grant to a third party following the Merger any actual or potential right of license to any intellectual property owned at the Effective Time by Parent or any of its subsidiaries;

(xvii) enter into or renew any contracts containing any material support, maintenance or service obligation, other than those obligations in the ordinary course of business consistent with past practice that are terminable by the Company or any of its subsidiaries on no more than 30 days notice without liability or financial obligation to the Company;

(xviii) hire employees other than at-will employees in the ordinary course of business consistent with past practice and at compensation levels substantially comparable to that of similarly situated employees;

(xix) make any capital expenditures beyond those contained in the Company’s capital expenditure budget in effect on the date hereof, a copy of which has been provided to Parent, or outside of the ordinary course of business consistent with past practice;

(xx) other than in the ordinary course of business consistent with past practice, enter into, modify or amend in a manner adverse to the Company, or terminate any Company material contract currently in effect, or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse to the Company;

(xxi) make any change in the lines of business in which it participates or is engaged; or

(xxii) authorize, or commit or agree to take, any of the foregoing actions.

Nonsolicitation Obligation.    The Company and its subsidiaries have agreed to cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal (as defined below).

At all times during the period commencing with the execution and delivery of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement, the date directors designated by Parent or the Offeror have been elected to and constitute a majority of the Company Board of Directors or the Effective Time, the Company shall not, and shall not authorize or permit any officer, director or other employee of, or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries to, (i) directly or indirectly solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or to take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, an Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the provisions described in this section entitled “Nonsolicitation Obligation”, (iv) approve, endorse or recommend an Acquisition Proposal (except to the extent permitted with respect to a change of recommendation of the Company Board of Directors, or (v) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby. Notwithstanding the foregoing, in the event that the Company receives an unsolicited, bona fide written Acquisition Proposal from a third party that its Board of Directors or the Independent Committee has in good faith concluded (following the receipt of advice of its outside legal counsel and its financial advisor), contains financial terms that are superior to the terms of the Merger Agreement and otherwise is, or is reasonably likely to lead to, a Superior Offer (as defined below), the Company may then take the following actions (but only if and to the extent that its Board of Directors or the Independent Committee concludes in good faith, following the receipt of advice of its outside legal counsel and its financial advisor, that the failure to do so would be reasonably likely to constitute a breach of its fiduciary obligations under applicable laws):

(i) furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) concurrently with furnishing any such nonpublic information to such party, it gives Parent written notice that it is furnishing such nonpublic information, (B) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company’s behalf, the terms of which are at least as restrictive as the terms contained in the confidentiality agreement between Parent and the Company (as described below), and (C) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

(ii) engage in negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into negotiations with such third party, it gives Parent written notice of such party’s intention to enter into negotiations with such third party.

In addition to the obligations of the Company set forth in the preceding paragraph, the Company shall promptly advise the Parent orally and in writing of (i) any Acquisition Proposal, or (ii) any request for nonpublic information or inquiry which it reasonably believes would lead to an Acquisition Proposal, including the material terms and conditions of such Acquisition Proposal, request or inquiry and the identity of the person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry.

The Company shall keep the Parent informed on a reasonably current basis of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry. In addition to the foregoing, the Company shall provide the Parent with at least 48 hours prior notice of a meeting of the Company Board of Directors or the Independent Committee (or such lesser notice as is provided to the members of the Company Board of Directors or the Independent Committee) at which the Company Board of Directors or the Independent Committee will consider an Acquisition Proposal.

Change in Board Recommendation.    The Company Board of Directors may change its unanimous recommendation in favor of the Offer and Merger if, and only if: (i) the Company Board of Directors has received an Acquisition Proposal that constitutes a Superior Proposal that has not been withdrawn; (ii) the Company shall not have breached in any material respect any of the provisions of the Merger Agreement described above in “Nonsolicitation Obligations” with respect to such Superior Proposal; (iii) the Company Board of Directors or Independent Committee has concluded in good faith, following the receipt of advice of outside legal counsel that, in light of such Superior Offer, the failure of the Board of Directors or Independent Committee to effect a change in its recommendation would be reasonably likely to constitute a breach of its fiduciary duties to the Company shareholders under applicable law; (iv) prior to effecting such change in recommendation, the Company shall have given the Parent at least two business days notice thereof and the reasonable opportunity to make such adjustments in the terms and conditions of the Merger Agreement and shall have negotiated in good faith with respect thereto during such two business day period regarding any changes proposed by the Parent for the purpose of enabling the the Company Board of Directors or the Independent Committee to proceed with its recommendation in favor of the adoption of the Merger Agreement without effecting a change in recommendation; and (v) the Company shareholders shall not have adopted the Merger Agreement.

Nothing in the Merger Agreement shall prohibit the Company Board of Directors from (i) taking and disclosing to the Company shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, provided however, that, in any such case, any statement(s) made by the Company Board of Directors pursuant to the foregoing shall be subject to the terms and conditions of the Merger Agreement.

Under the Merger Agreement, “Acquisition Proposal” means any offer or proposal with respect to the Company, relating to any transaction or series of related transactions involving: (A) any purchase from the Company or acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company or any of its subsidiaries; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 20% of the assets of the Company (including its subsidiaries taken as a whole); or (C) any liquidation or dissolution of the Company (provided, however, the transactions contemplated hereby shall not be deemed an Acquisition Proposal).

Under the Merger Agreement, “Superior Proposal” means with respect to the Company an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or a majority of the total outstanding voting securities of the Company as a result of which the shareholders of the Company immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the Company Board of Directors or the Independent Committee has in good faith concluded (following the receipt of advice of its outside legal counsel and its financial adviser), taking into account all legal, financial, regulatory and other aspects of the offer and the person making the offer, to be more favorable, from a financial point of view, to the Company’s shareholders (in their capacities as shareholders) than the terms of the Merger and is reasonably capable of being consummated.

Termination.    The Merger Agreement may be terminated and the Offer may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of the Parent, Offeror and the Company;

(b) by either the Parent or the Company: (i) if the Offer is not consummated on or before December 29, 2006 (the “Outside Date”), unless the failure to consummate the Offer is the result of a willful and material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement; (ii) if any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or (iii) if as the result of the failure of any of the Conditions of the Offer (as described above), the Offer shall have terminated or expired in accordance with its terms without Offeror having accepted Shares for payment pursuant to the Offer; provided, however, that the right to terminate the Merger

Agreement pursuant to this clause (iii) shall not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a willful breach of any representation or warranty under the Merger Agreement by such party;

(c) by the Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties, agreements or covenants contained in the Merger Agreement (other than a breach or failure to perform for which the Parent has the right to terminate the Merger Agreement pursuant to the following provision), which breach or failure to perform would give rise to the failure of a Condition of the Offer; provided that in the event such breach or inaccuracy is curable by the Company through the exercise of commercially reasonable efforts, then the Parent shall not be permitted to terminate this Agreement pursuant to this provision for a period of 20 days, so long as the Company continues to use its commercially reasonable efforts to cure such breach or inaccuracy (provided that the Parent is not then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement);

(d) by the Parent, if a Triggering Event (as defined below) shall have occurred;

(e) by the Parent, if the fairness opinion from KPMG described above is not delivered in accordance with the Merger Agreement;

(f) by the Company prior to the first acceptance of Shares for payment pursuant to the Offer; provided, however, that the Company shall have complied with all provisions thereof, including the notice provisions therein; or

(g) by the Company prior to the first acceptance of Shares for payment pursuant to the Offer, if the Parent breaches or fails to perform in any material respect any of its representations, warranties, agreements or covenants contained in the Merger Agreement, provided that in the event such breach or inaccuracy is curable by the Parent through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate the Merger Agreement pursuant to this provision for a period of 20 days, so long as the Parent continues to use its commercially reasonable efforts to cure such breach or inaccuracy (provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement).

For the purposes of the Merger Agreement, a “Triggering Event,” shall be deemed to have occurred if: (i) the Company’s Board of Directors or the Independent Committee shall for any reason have made a change of recommendation or otherwise withdrawn or shall have amended or modified in a manner adverse to the other party hereto its unanimous recommendation in favor of the adoption of the Merger Agreement; (ii) the Company shall have failed to include in the Schedule 14D-9 the recommendation of its Board of Directors or the Independent Committee in favor of the adoption of the Merger Agreement; (iii) the Company’s Board of Directors or the Independent Committee fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption of the Merger Agreement, within 10 business days after the other party hereto requests in writing that such recommendation be reaffirmed; (iv) the Company’s Board of Directors or the Independent Committee shall have approved or recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or (vi) a tender or exchange offer relating to the Company’s securities shall have been commenced by a person unaffiliated with the other party hereto and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company’s Board of Directors or the Independent Committee recommends rejection of such tender or exchange offer.

In the event of its termination, the Merger Agreement shall become void and of no further effect, except (a) for the terms of Section 3.12 (Brokers), Section 6.01 (Access to Information; Confidentiality), Section 8.02 (Effect of Termination), Section 8.03 (Fees, Expenses and Deposit) and Article IX (General Provisions) of the

Merger Agreement, each of which shall survive the termination of the Merger Agreement, and (b) that nothing therein shall relieve any party to the Merger Agreement from liability for any willful breach of the Merger Agreement. In addition to the foregoing, no termination of the Merger Agreement shall affect the obligations of the parties to the Merger Agreement set forth in the Confidentiality Agreement, all of which obligations shall survive termination of the Merger Agreement in accordance with their terms.

Expenses; Termination Fee.    Except as set forth in the next paragraph, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Offer and the Merger) shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and the Merger are consummated.

The Company shall pay to the Parent a fee equal to $4,500,000 (the “Termination Fee Amount”), in immediately available funds, within two business days after termination of the Agreement, in the event that (A) (1) the Merger Agreement is terminated by the Parent or the Company pursuant to those provisions described in paragraphs (b)(i), (b)(iii), (c), (d) or (f) of the subsection entitled “Termination” above; provided, that in the case of termination under paragraph (f), prior and as a condition to the effectiveness of such termination, the Company is required to pay to the Parent the Termination Fee in immediately available funds; provided further, that in the case of termination under the provisions described in paragraphs (b)(i) and (b)(iii): (1) such payment shall be made only if within 12 months following the termination of this Agreement (A) a Company Acquisition (as defined below) is consummated, or (B) the Company enters into an agreement providing for a Company Acquisition and a Company Acquisition is consummated within 24 months of the termination of this Agreement and (2) such payment shall be made promptly, but in no event later than two business days after the consummation of such Company Acquisition. For purposes thereof, the term “Company Acquisition” means any of the following transactions (other than the transactions contemplated by the Merger Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof; (ii) a sale or other disposition by the Company of assets representing in excess of 50% of the aggregate fair market value of the Company’s business immediately prior to such sale; or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company or such person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company.

Support and Exchange Agreements

The following individuals, as owners of the Shares set forth next to their names below, entered into support and exchange agreements with the Parent, dated as of September 19, 2006 (the “Support and Exchange Agreements”) that, among other things (i) restrict the transfer of their Shares, (ii) obligate them to vote their Shares in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and against approval of any proposal made in opposition to, or in competition with, consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement, and (iii) obligate them to tender all their Shares (except for Wynnefield Capital Management LLC):

Shareholder	Shares Owned
Anthony Heller	290,800
Charles Zwebner	3,189,000
David and Dina Brothman	283,400
David Heller	242,500
Evelyn Gestetner	299,000
Helmsbridge Holdings Limited	254,000
Joseph Genova	636,000
Kevin Crumbo	14,000
Lipmann Heller	336,000
Rushlade Investments Limited	253,333
Snowdon Investments Limited	66,667
Summertime Limited	26,000
Wynnefield Capital Management LLC	600,000

Total:	6,490,700

Based on the number of Shares outstanding as of September 20, 2006, the number of Shares owned by the shareholders that entered into the Support and Exchange Agreements represent approximately 50.1% of the Company’s issued and outstanding common stock. This summary is qualified in its entirety by reference to the Form of Support and Exchange Agreement, which has been filed as Exhibit 4.1 to the Current Report on Form 8-K filed by the Company, which is incorporated by reference herein.

Escrow Agreement

The following is a summary of the material provisions of the Escrow Agreement dated as of September 20, 2006, by and among the Parent, the Company and Wildeboer Dellelce LLP (the “Escrow Agreement”), a copy of which has been filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on September 22, 2006. This summary is qualified in its entirety by reference to the Escrow Agreement, which is incorporated by reference herein.

Pursuant to the Escrow Agreement entered into concurrently with the Merger Agreement, Parent has deposited an amount equal to $10,000,000 (the “Deposit”) with a third party escrow agent. The Deposit will be delivered to the Depository upon the closing of the Merger. If the Parent terminates the Merger Agreement because the Merger has not closed by the Outside Date and all conditions have been satisfied other than the receipt of the requisite approvals of the Federal Communications Commission, if required, $4,500,000 of the Deposit will be paid to the Company and the balance with any accrued interest returned to the Parent. Under the terms of the Merger Agreement, the Company is required to pay a termination fee in the amount of $4,500,000 to the Parent if the Company or the Parent terminates the Merger Agreement under certain circumstances.

Confidentiality Agreement

On June 30, 2006, the Company and the Parent entered into a confidentiality agreement (the “Confidentiality Agreement”), which is filed as Exhibit (d)(4) to the Schedule TO filed by the Parent and the

Offeror on October 3, 2006 and is incorporated by reference herein. Each party agreed that any information furnished to it or to its representatives, whether before or after the date of the Confidentiality Agreement, would be kept confidential and used only for purposes of evaluating a possible transaction and disclosed only to the representatives of the party, as may be required by law, or with the written consent of the other party. The Parent agreed that it would not contact, meet with or communicate to any of the directors, officers or employees of the Company or its affiliates with a view to discussing in any manner the confidential information covered by the Confidentiality Agreement or the Offer or any steps taken in furtherance thereof, other than communications directly with Gary Clifford, Chair of the Independent Committee or the designated representative of Orion Securities Inc. Subject to specified exceptions, for a period of two years from the date of the Confidentiality Agreement, the Parent agreed not to solicit for hire or employment any officer or employee of the Company or its affiliates and not to employ any officer or employee so solicited.

14.    Dividends and Distributions.

The Merger Agreement provides that the Company will not, among other things (i) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any securities of the Company or its subsidiaries, except for the issuance and sale of Shares pursuant to Company options and warrants outstanding prior to September 20, 2006, or (ii) split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock. See Section 13 entitled “The Transaction Documents” of this Offer to Purchase.

15.    Conditions to the Offeror’s Obligations.

The Offeror (i) will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act, relating to the obligation of the Offeror to pay for or return Shares that are tendered in the Offer promptly after termination or withdrawal of the Offer), to pay for any Shares that are tendered in the Offer, and (ii) may delay the acceptance for payment of or the payment for any Shares that are tendered in the Offer, in the event that at or prior to the scheduled expiration of the Offer (as it may be extended pursuant to the terms of the Merger Agreement): (A) any approvals of the United States Federal Communications Commission for transfer of control of the Company’s subsidiary Yak Communications (America) Inc. and its Section 214 license shall not have been obtained, if required; (B) the Minimum Condition shall not have been satisfied; or (C) any of the following shall have occurred:

(a) there shall be threatened or pending any suit, action or proceeding (other than by Parent or Offeror, a 10% or greater shareholder of the Parent (that is not also a shareholder of the Company), or any officer or director of the Parent or Offeror) which, in the reasonable judgment of the Parent, has a reasonable likelihood of success or would require the expenditure of funds that are material in relation to the Company and its subsidiaries taken as a whole to defend (i) challenging the acquisition by the Parent or Offeror of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Support and Exchange Agreements (including the voting provisions thereunder), or seeking to obtain from the Company, the Parent or Offeror any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, the Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company and its subsidiaries taken as whole or the Parent and its subsidiaries taken as a whole, or to compel the Company, the Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries taken as whole or the Parent and its subsidiaries taken as a whole, as a result of the Offer or the Merger, (iii) seeking to impose material limitations on the ability of the Parent or Offeror to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Shares acquired by it on all matters properly presented to the shareholders of the Company, or (iv) seeking to prohibit the Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or the Company subsidiaries;

(b) any federal, state, province, local, foreign or other law, code, regulation, ruling or requirement shall have been enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any required consent or approval withheld with respect to, (i) the Parent, the Company, or any of their respective subsidiaries, or (ii) the Offer or the Merger, by any governmental entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

(c) any Triggering Event shall have occurred;

(d) any of the representations and warranties of the Company set forth in the Merger Agreement (as each such representation or warranty would read if all qualifications as to materiality or knowledge were deleted therefrom) shall not have been true and correct when made or at any time prior to the consummation of the Offer as if made at and as of such time, except where the failure to be so true and correct, individually or in the aggregate, has not had and would not be reasonably expected to have, a Company Material Adverse Effect: provided that those representations and warranties set forth in Section 3.02 (Capital Structure), Section 3.03 (Authority; Execution and Delivery; Enforceability), Section 3.06 (Information Supplied), and Section 3.20 (Board Approval) of the Merger Agreement shall each be true and correct in all material respects as of such times;

(e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement, which failure to perform or comply cannot be or has not been cured within 10 days after the giving of written notice to the Company of such breach;

(f) the Company shall have failed to obtain the consent of Bell Canada to the transactions contemplated by the Merger Agreement under the Master Wholesale Agreement between Bell Canada and Yak Communications (Canada) Inc., dated November 11, 2003; or

(g) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of the Parent and the Offeror and, subject to the terms and conditions of the Merger Agreement, may be asserted by the Parent or the Offeror regardless of the circumstances giving rise to such condition or may be waived by the Parent or the Offeror in whole or in part at any time and from time to time prior to the expiration date of the Offer in their sole discretion (subject to the terms of the Merger Agreement), provided that the Minimum Condition can be waived only with the prior written consent of the Company. The failure by the Parent or the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

16.    Certain Regulatory and Legal Matters.

Except as set forth in this Section 16, the Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by the Offeror as contemplated herein. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company’s business or that certain parts of the Company’s business might not have to be disposed of if any such approvals were not obtained or other action taken.

Approval of the Federal Communications Commission and State Public Utilities Commissions.    Prior to consummation of the Offer and the Merger, approval of the United States Federal Communications Commission for the transfer of control of the Company’s subsidiary Yak America and its Section 214 license, is required to be obtained. In addition, certain U.S. state public utility commissions require approval to be obtained or notices to be filed prior to the transfer of control of Yak America as the holder of certificates authorizing Yak America to provide intrastate telecommunications service. There can be no assurance that such approvals will be obtained or notices will be filed in a timely manner, or that approvals will be obtained without substantial conditions, or that adverse consequences will not result to the Company’s business or that certain parts of the Company’s business will not have to be disposed of if any such approvals are not obtained or notifications filed in a timely manner.

Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders’ meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for trading on Nasdaq. The Parent currently intends to and will cause the surviving corporation in the Merger to terminate the registration of the Shares under the Exchange Act upon completion of the Merger.

State Takeover Laws.    In addition to Florida, a number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated, and has a substantial number of shareholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Offeror may not be obligated to accept for payment any Shares tendered. See Section 15 entitled “Conditions to the Offeror’s Obligations” of this Offer to Purchase.

17.    Appraisal Rights.

No appraisal rights are available in connection with the Offer, or, assuming Offeror acquires 80% or more of the Shares, in the Merger.

18.    Fees and Expenses.

Neither the Offeror nor the Parent will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding material to their customers.

The Offeror has retained Mellon Investor Services LLC as Depositary and Information Agent in connection with the Offer. The Depositary and Information Agent will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Depositary and Information Agent also will be indemnified by the Offeror against certain liabilities it incurs in connection with the Offer.

19.    Miscellaneous.

The Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of the Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal, and, if any such information or representation is given or made, it should not be relied upon as having been authorized by the Offeror.

The Offeror has filed with the SEC a statement on Schedule TO, pursuant to Rule 14d-3 promulgated under the Exchange Act, furnishing certain information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 entitled “Certain Information Concerning the Company” of this Offer to Purchase.

Yakquisition Corp.

October 3, 2006

ANNEX I

DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Offeror are set forth below. The business address of each director and officer is in care of Globalive Communications Corp., 60 Adelaide Street East, 6th Floor, Toronto, Ontario, M5C 3E4 Canada. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment currently with the Offeror.

None of the directors and officers of the Offeror listed below has, during the past five years (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name	Age	Country of Citizenship	Current Principal Occupation or Employment and Five-Year Employment History
Anthony Lacavera	33	Canada	Mr. Lacavera was elected Chief Executive Officer in September 2006. He has been a director since September 2006. Please see below under “Directors and Executive Officers of the Parent” for current principal occupation with the Parent and for five-year employment history.

Brice Scheschuk	35	Canada	Mr. Scheschuk was elected as Chief Financial Officer in September 2006. He has been a director since September 2006. Please see below under “Directors and Executive Officers of the Parent” for current principal occupation with the Parent and for five-year employment history.

John Doran	35	Canada	Mr. Doran was elected as Secretary in September 2006. He has been a director since September 2006. Please see below under “Directors and Executive Officers of the Parent” for current principal occupation with the Parent and for five-year employment history.

DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Parent are set forth below. Unless otherwise indicated, the business address of each director and executive officer is in care of Globalive Communications Corp., 60 Adelaide Street East, 6th Floor, Toronto, Ontario, M5C 3E4 Canada. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment currently with the Parent.

None of the directors and executive officers of the Parent listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name	Age	Country of Citizenship	Current Principal Occupation or Employment and Five-Year Employment History	Business Address
Directors:

Anthony Lacavera*	33	Canada	Mr. Lacavera has served as Director and Chief Executive Officer since 2005. From 2001-2005, Mr. Lacavera served as President and CEO and Director of the Parent.

Mitchel Smith	68	Canada	Mr. Smith has served as Vice President of National Matching Services Inc. since 2001.	20 Holly Street, Suite 301, Toronto, ON M5C 3E4

Rafael Galicot	38	U.S. and Mexico	Mr. Galicot has served as Director and Secretary of BBG Communications, Inc. since 2001.	1658 Gailes Blvd., Suite B, San Diego, CA 92154
Executive Officers:

Brice Scheschuk	35	Canada	Mr. Scheschuk has served as Chief Financial Officer since 2004. From 2003 to 2004, Mr. Scheschuk served as Corporate Controller of the Parent. From 2001-2003, Mr. Scheschuk served as Corporate Controller of Leitch Technology Corporation.

John Doran	35	Canada	Mr. Doran has served as Secretary since 2001.

Ezio D’Onofrio	39	Canada	Mr. D’Onofrio has served as President and Chief Operating Officer since 2001.

*	Serves as both an executive officer and director of the Parent.

Facsimile copies of the Letter of Transmittal will be accepted by Eligible Institutions only. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

MELLON INVESTOR SERVICES LLC

By Mail: Mellon Investor Services LLC Reorganization Department P.O. Box 3448 South Hackensack, NJ 07606	By Hand: Mellon Investor Services LLC Reorganization Department 120 Broadway, 13th Floor New York, NY 10271	By Overnight Courier: Mellon Investor Services LLC Reorganization Department 480 Washington Blvd. Mail Drop—Reorg Jersey City, NJ 07310

By Facsimile Transmission

(For Eligible Institutions Only)

(201) 680-4626

Confirm Receipt of Notice of Facsimile:

(201) 608-4860

If you have questions or need additional copies of this Offer to Purchase or the Letter of Transmittal, you can call the Information Agent at the address and telephone number set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Mellon Investor Services LLC

480 Washington Blvd.

Jersey City, NJ 07310

From within the U.S., Canada or Puerto Rico:

1-888-684-1236 (Toll-Free)

From outside the U.S.:

1-201-680-6579 (Collect)